United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

the Securities Exchange Act of 1934

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PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

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701 Western Avenue

Glendale, California 91201-2349

March 17, 2017

Dear Public Storage Shareholder:

On behalf of the Board of Trustees of Public Storage, I am pleased to invite you to our 2017 Annual Meeting of Shareholders on Wednesday, April 26, 2017, at 2:00 p.m., Pacific Daylight Time, to be held at the Hilton Los Angeles North/Glendale, located at 100 West Glenoaks Boulevard in Glendale, California.

We have included the official notice of meeting, proxy statement and form of proxy with this letter. The proxy statement describes in detail the matters listed in the notice of meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet, by telephone or, if you elect to receive printed proxy materials, by mail by following the instructions on the proxy card or the voting instruction card. Of course, even if you vote your shares ahead of time, you may still attend the meeting.

Thank you for your continued support of Public Storage. We look forward to seeing you at our 2017 Annual Meeting.

Sincerely,

Ronald L. Havner, Jr.

Chairman of the Board and

Chief Executive Officer

Notice of the 2017 Annual Meeting of Shareholders

Date:	Wednesday, April 26, 2017

Time:	2:00 p.m., Pacific Daylight Time

Place:	Hilton Los Angeles North/Glendale
100 West Glenoaks Boulevard
Glendale, California 91202

Matters to be Voted On:	●	Election of Trustees

	●	Advisory vote to approve executive compensation

	●	Advisory vote on the frequency of future advisory votes to approve executive compensation

	●	Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017

	●	Any other matters that may properly be brought before the meeting

By order of the Board of Trustees, Lily Yan Hughes Senior Vice President, Chief Legal Officer and Corporate Secretary March 17, 2017

Please vote promptly.

If you hold your shares in street name and do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. See “How proxies will be voted” on page 58 of this proxy statement.

We sent a Proxy Statement to shareholders of record at the close of business on March 1, 2017, together with an accompanying form of proxy card and Annual Report, or a Notice of Internet Availability of Proxy Materials (Notice) on or about March 17, 2017.

Our 2017 Proxy Statement and Annual Report for the year ended December 31, 2016, are available at www.envisionreports.com/psa. Instructions on how to receive a printed copy of our proxy materials are included in the Notice, as well as in this Proxy Statement.

The shareholders of record of Public Storage common shares of beneficial interest at the close of business on March 1, 2017 will be entitled to vote at the meeting or any postponements or adjournments thereof.

Whether or not you expect to attend, we urge you to sign, date and promptly return the proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

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ii

2017 Proxy Summary

2017 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should carefully read the entire proxy statement before voting.

Proxy statement

Your vote is very important. The Board of Trustees (the Board) of Public Storage (the Company or Public Storage) is requesting that you allow your Public Storage common shares of beneficial interest (the Common Stock) to be represented at the annual meeting by the proxies named on the proxy card.

This proxy statement is being sent or made available to you in connection with this request and has been prepared for the Board by our management. This proxy statement is being sent and made available to our shareholders on or about March 17, 2017.

Annual meeting overview

Matters to be voted on:

1.	Election of trustees	7

2.	Advisory vote to approve executive compensation	24

3.	Advisory vote on the frequency of future advisory votes to approve executive compensation	52

4.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2017	54

5.	Any other matters that may properly be brought before the meeting

	The Board recommends you vote:

	FOR each trustee nominee,

	FOR proposal 2,

	FOR holding advisory votes to approve executive compensation EVERY YEAR (proposal 3), and

	FOR proposal 4.

	(For more information, see pages referenced above.)

Public Storage • 2017 Proxy Statement • 1

2017 Proxy Summary

Election of Trustees

The Board has nominated the nine incumbent trustees listed on page 9 for re-election to the Board. Six are independent. If elected by shareholders at our annual meeting, they will be expected to serve until next year’s annual meeting.

Governance Highlights

The Company follows the corporate governance best practices highlighted below.

For a detailed discussion of our corporate governance, see page 15.

✓	Majority voting for trustees	✓	Active shareholder engagement

✓	Substantial majority of independent trustees	✓	No classified board

✓	Lead Independent Trustee	✓	Executive sessions of non-management Trustees

✓	Robust stock ownership guidelines	✓	Prohibition against hedging of our stock

✓	Clawback provision in equity plan	✓	Annual Board and Committee self-evaluations

✓	Oversight of risk by the full Board	✓	No poison pill

Public Storage • 2017 Proxy Statement • 2

2017 Proxy Summary

Performance and Compensation Highlights

Public Storage continued its strong performance in 2016 under the leadership of our CEO Ron Havner and the Company’s senior management, supported by the oversight of our Board.

Below are highlights about the Company’s performance and compensation program.

Strong 2016 performance continues to support sustained shareholder value	●	We paid record dividends of $7.30 per share and our 143rd consecutive quarterly dividend.
	●	In Q4 2016, dividends were increased by 11% over the previous quarter to an annualized rate of $8.00 per share.
	●	Net income allocable to common shareholders grew by 12.4%.
	●	U.S. same store revenues[1] grew by 5.5%.
	●	Core FFO per common share[1] grew by 10.0%.
	●	Free cash flow per common share[1] increased by 9.6%.
We maintain a fortress balance sheet with a focus on cost controls	●	Our debt to EBITDA ratio is the lowest in the self-storage industry.
	●	We have capital resources many times in excess of our ongoing capital needs.
	●	We continue to enjoy the lowest ratio of general and administrative expenses to total revenues in the self-storage industry.
	●	We are one of the two REITs with an “A” credit rating, the highest in the REIT industry.
Our compensation program is rigorous and long-term focused	●	Our compensation program reflects the Board’s philosophy of paying for performance and incentivizing our executive officers to create long-term shareholder value.
	●	Over 73% of the compensation for our named executive officers (named executive officers or NEOs) is “at risk” and tied to the achievement of performance goals that are key drivers to the success of our business.
	●	Since 2016, equity award grants to named executive officers vest over eight years, while grants made from 2012 to 2015 had vesting periods of at least five years.
	●	We have strong stock ownership guidelines, which are exceeded by all of our named executive officers who have been with the Company for at least five years.
CEO pay level reflects our performance	●	Our CEO and the other named executive officers delivered strong results for the Company as a whole and across all of our business segments.
	●	Our philosophy towards CEO compensation has remained unchanged since 2012.
	●	A significant portion (80.2%) of total CEO compensation in 2016 was performance-based.
We have a strong governance structure	●	Our Lead Independent Trustee provides many of the corporate governance checks and balances that would be performed by an independent, non-employee Chairman of the Board.
●

Our Board and its committees maintained strong oversight over our management and business in holding a total of 14 meetings and calls on financial and operational results, governance, compensation and other topics.

[1]	Refer to the Company’s 2016 Annual Report on Form 10-K for information regarding U.S. same store revenues. Refer to the Appendix to this proxy statement for reconciliations and other information regarding Core FFO per common share and free cash flow per common share.

Public Storage • 2017 Proxy Statement • 3

2017 Proxy Summary

Further, as illustrated in the following charts, total CEO compensation1 has remained relatively constant over the last five years2, a period in which:

●	Core FFO per share increased by 46.6%;
●	Free Cash Flow per share increased by 47.6%;
●	Dividends per share increased each year and by 65.9%; and
●	Core FFO per share and Free Cash Flow per share, which we consider to be the two key drivers of our business, increased each year.

In addition, the increase in the value of our CEO’s total 2016 compensation over 2015 levels was attributable entirely to price appreciation in the Company’s stock. Cash compensation to our CEO in 2016 actually decreased from 2015 levels.

Refer to the Appendix to this proxy statement for reconciliations and other information regarding Core FFO and free cash flow.

Core FFO per share vs. CEO pay
Core FFO per share
CEO pay in $ million
$10
$9
$8
$7
$6
$5
$4
$3
$2
$20
$18
$16
$14
$12
$10
$8
$6
$4
2012
2013
2014
2015
2016
$6.68
$7.44
$8.09
$8.90
$9.79
$8.20
$9.20
$9.01
$10.50
$11.22

Free cash flow per share vs. CEO pay
FCF per share
CEO pay in $ million
$10
$9
$8
$7
$6
$5
$4
$3
$2
$20
$18
$16
$14
$12
$10
$8
$6
$4
2012
2013
2014
2015
2016
$6.36
$7.13
$7.66
$8.56
$9.39
$8.20
$9.20
$9.01
$10.50
$11.22

Dividends per share vs. CEO pay
Dividends per share
CEO pay in $ million
$8
$7
$6
$5
$4
$3
$2
$24
$21
$18
$15
$12
$9
$6
2012
2013
2014
2015
2016
$4.40
$5.15
$5.60
$6.50
$7.30
$8.20
$9.20
$9.01
$10.50
$11.22

[1]	As reported in the Summary Compensation Table on page 42.

[2]	The stock awards granted to Mr. Havner in 2012 for 2011 performance, reported as 2012 compensation in our previous proxy statements as required under applicable Securities and Exchange Commission (SEC) rules, were re-classed to 2011 compensation (and not reflected here) for purposes of these comparisons.

Public Storage • 2017 Proxy Statement • 4

2017 Proxy Summary

As further illustrated in the following charts, the increase in our CEO compensation over the last five years is also significantly outpaced by the growth over the same period in our internal calculations of:

●	Return on assets[1], which increased by 16.4% during the period;
●	Return on equity[2], which increased by 31.6% during the period;
●	Revenues, which increased by 40.3% during the period; and
●	EBITDA[3], which increased by 41.5% during the period.

These are consistent with the new metrics that a leading proxy advisory firm had recently added to its standardized comparisons of public company CEO pay and financial performance.

Refer to the Appendix to this proxy statement for reconciliations and other information regarding return on assets, return on equity and EBITDA.

[1]	Net operating income (revenue less pre-depreciation cost of operations) divided by pre-depreciation cost of real estate facilities.

[2]	Net operating income less interest expense and preferred dividends, divided by pre-depreciation cost of real estate facilities less total debt and total preferred equity.

[3]	Net income before interest, taxes, depreciation and amortization.

Public Storage • 2017 Proxy Statement • 5

2017 Proxy Summary

Advisory vote on the frequency of future advisory votes to approve executive compensation

As required under applicable regulations of the SEC, we are providing shareholders with an advisory vote on how often to hold the advisory shareholder vote to approve executive compensation. Under this proposal, shareholders may vote to hold the advisory vote to approve executive compensation every one, two or three years.

The Board believes that a one-year frequency best achieves the intended objectives of the advisory vote to approve executive compensation. This gives shareholders the opportunity to provide feedback to the Board’s Compensation Committee (the Compensation Committee) on how its decisions in the just-completed fiscal year, as well as outlook and anticipated decisions in the current fiscal year, are reflective of and further the Compensation

Committee’s overarching goals of (1) aligning executive compensation with company performance, (2) incentivizing our executive officers to create long-term shareholder value and (3) emphasizing future pay opportunity over current pay. Having this information on an annual basis gives the Compensation Committee the ability to proactively consider incremental adjustments in response to year-to-year changes in the level of shareholder support.

This vote is advisory and not binding on the Board. However, the Board and the Compensation Committee value all shareholder feedback and will consider the outcome of the vote in deciding on the frequency of future advisory votes to approve executive compensation.

The Board recommends voting FOR holding advisory shareholder votes to approve executive compensation EVERY YEAR.

Public Storage • 2017 Proxy Statement • 6

Proposal 1:

Election of Trustees

Our Board has nominated nine incumbent trustees, who, if elected by shareholders at our annual meeting, will be expected to serve until next year’s annual meeting.

RECOMMENDATION:

Vote FOR all nominees

Public Storage • 2017 Proxy Statement • 7

Proposal 1

Proposal 1 – Election of trustees

Executive Summary

The Nominating/Corporate Governance Committee recommended, and the Board has nominated, each of our nine incumbent trustees for election to the Board for the one-year term beginning with our 2017 Annual Meeting, or until their successors, if any, are elected or appointed. We believe that each nominee for election as a trustee will be able to serve if elected.

We believe that each nominee has the skills, experience and personal qualities the Board seeks in its trustees and that the combination of these nominees creates an effective Board that functions well and serves the best interests of Public Storage and our shareholders.

The Board is responsible for overseeing management and providing sound governance on behalf of our shareholders. Risk management oversight is a key priority. The Board carries out its responsibilities through highly capable trustees, the Lead Independent Trustee, a strong committee structure and adherence to our corporate governance principles.

Trustee Nomination and Selection Criteria

In evaluating potential candidates for service on the Board, the Nominating/Corporate Governance Committee and the Board have and exercise broad discretion to select trustee candidates who will best serve the Board and Public Storage in the current and anticipated business environment.

The goal in the vetting and nomination process is to achieve an appropriate balance of knowledge, experience and capability on the Board. The Board, through the Nominating/Corporate Governance Committee, considers the following experience, qualifications, attributes and skills of both potential trustee nominees and existing members of the Board:

●	Senior leadership experience
●	Accounting/financial expertise
●	Public company board experience
●	Industry experience
●	Operational management
●	International markets
●	Capital markets/banking
●	Government
●	Legal and regulatory compliance
●	Diversity (gender, race, nationality and other attributes)

Our trustee nominees have qualifications, skills and experience relevant to our business. Each trustee nominee has experience, mainly at senior executive levels in other organizations, and a majority of the trustee nominees hold or have held directorships at other U.S. public companies.

Four of our trustee nominees, in addition to our CEO, have served as chief executive officers, and all have demonstrated superb leadership and intellectual and analytical skills gained from deep experience in management, finance and corporate governance.

Public Storage • 2017 Proxy Statement • 8

Proposal 1

Nominees’ Qualifications and Experience

The Nominating/Corporate Governance Committee has recommended to the Board, and the Board has nominated, the nine incumbent trustees trustee listed below for election to the Board. All of the nominees are currently serving as trustees. The Board believes that these nominees provide Public Storage with the combined skills, experience and personal qualities needed for an effective and engaged Board. We recommend that you vote FOR each nominee.

The Board has nominated nine incumbent trustees, six of whom are independent.

Nominees	Age	Principal Business Background	Trustee Since	Committee Membership

Ronald L. Havner, Jr.	59	Chairman and Chief Executive Officer of Public Storage	2002

Tamara Hughes Gustavson	55	Real Estate Investor; Philanthropist	2008

Uri P. Harkham (Independent Trustee)	68	Chief Executive Officer of Harkham Family Enterprises	1993	Compensation

Leslie S. Heisz (Independent Trustee)	56	Retired Managing Director of Lazard Frères & Co.	2017

B. Wayne Hughes, Jr.	57	Founder of American Commercial Equities, LLC	1998

Avedick B. Poladian (Independent Trustee)	65	Retired Executive Vice President and Chief Operating Officer of Lowe Enterprises, Inc.	2010	Audit (Chair) and Nominating/Corporate Governance (Chair)

Gary E. Pruitt (Lead Independent Trustee)[1]	67	Retired Chairman and Chief Executive Officer of Univar N.V.	2006	Audit and Nominating/ Corporate Governance

Ronald P. Spogli (Independent Trustee)	68	Co-Founder of Freeman Spogli & Co.; Former Ambassador to the Italian Republic and the Republic of San Marino	2010	Compensation and Nominating/Corporate Governance

Daniel C. Staton (Independent Trustee)	64	Chairman and Managing Director of Staton Capital LLC	1999	Compensation (Chair) and Audit
[1]	Please see “Corporate Governance and Board Matters – Lead Independent Trustee” on page 16.

Public Storage • 2017 Proxy Statement • 9

Proposal 1

Ronald L. Havner, Jr., 59

Trustee since 2002

Chairman and Chief Executive Officer of Public Storage

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Extensive leadership experience
●	Extensive Company and industry knowledge

Mr. Havner has been Chairman and Chief Executive Officer of Public Storage since August 2011 and November 2002, respectively. Mr. Havner joined Public Storage in 1986 and has held a variety of senior management positions. Mr. Havner has been Chairman of the Board of Public Storage’s affiliate, PS Business Parks, Inc. (PS Business Parks) since March 1998. Mr. Havner also serves as a director of AvalonBay Communities, Inc. (NYSE: AVB) and California Resources Corp. (NYSE: CRC) Mr. Havner was the 2014 Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT).

Mr. Havner’s qualifications for the Board include his extensive leadership experience and Company and industry knowledge. As the only trustee who is also a member of the Public Storage executive management team, Mr. Havner provides management’s perspective in Board discussions about the operations and strategic direction of the Company.

In considering the nomination of Mr. Havner for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered each of the qualifications above, including Mr. Havner’s experience in having served as our Chairman since 2011, our Chief Executive Officer since 2002, and as Chairman and former Chief Executive Officer of PS Business Parks, in which we own a 42% interest.

The Nominating/Corporate Governance Committee and the Board also considered whether Mr. Havner’s role as Chairman of PS Business Parks and his service on two other public company boards would enable him to commit sufficient focus and time to perform responsibly his duties as a trustee of Public

Storage. In determining that these other commitments would not prevent him from responsibly performing these duties, the Nominating/Corporate Governance Committee and the Board considered the substantial overlap between his duties as Chief Executive Officer and Chairman of Public Storage and his duties as a director of PS Business Parks, particularly given Public Storage’s 42% ownership of PS Business Parks, the fact that PS Business Parks’ financial results are reflected in Public Storage’s financial statements under the equity method of accounting, and the contractual relationships between Public Storage and PS Business Parks, including the management agreement, property management agreement, license agreement and cost sharing and administration services agreement. In addition, Mr. Havner was the President and CEO of PS Business Parks from 1997 to 2002.

Given this substantial overlap in duties, the Nominating/Corporate Governance Committee and the Board treated his board service for Public Storage and PS Business Parks as a single directorship for purposes of assessing the number of public company boards to which he is committed. In doing so, the Nominating/Corporate Governance Committee and the Board recognized that in 2013, a proxy advisory firm that represents certain of our shareholders increased the percentage ownership required for treating parent/subsidiary directorships as a single directorship from 20% to 50%, and that therefore this firm may treat these as two directorships for purposes of applying its policies. However, for the reasons noted above the Nominating/Corporate Governance Committee and the Board determined that the facts and circumstances in this particular case warranted treating Mr. Havner’s board service for Public Storage and PS Business Parks as a single directorship.

Public Storage • 2017 Proxy Statement • 10

Proposal 1

Tamara Hughes Gustavson, 55

Trustee since 2008

Real Estate Investor; Philanthropist

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Previous managerial experience at the Company
●	Ongoing investment and charitable board experience

Ms. Gustavson joined the Board in November 2008. She was previously employed by Public Storage from 1983 to 2003, serving most recently as Senior Vice President, Administration. During the past six years, Ms. Gustavson has been supervising her personal business investments and engaged in charitable activities. Ms. Gustavson also serves on the Board of Trustees of the William Lawrence and Blanche Hughes Foundation and the Board of Trustees of the University of Southern California. Ms. Gustavson is our largest single shareholder and a member of the Hughes family (the Hughes Family) that collectively owns approximately 14.3% of the Company’s Common Stock. She is the sister of B. Wayne Hughes, Jr., also a trustee, and the daughter of B. Wayne Hughes, Chairman Emeritus and the Company’s Co-Founder.

Ms. Gustavson’s qualifications for election to the Board include her previous managerial experience at Public Storage and her ongoing investment and charitable board experience. And as the largest individual shareholder of the Company, Ms. Gustavson provides the Board with a shareholder’s perspective in Board discussions about the operations and strategic direction of the Company.

Uri P. Harkham, 68

Trustee since 1993

Compensation Committee

Chief Executive Officer of Harkham Family Enterprises

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Extensive experience in the real estate industry
●	Knowledge of international business operations

Mr. Harkham is a member of the Compensation Committee and became a member of the Board in March 1993. Since 1978, Mr. Harkham has been the Chief Executive Officer of Harkham Family Enterprises, a real estate firm specializing in buying and rebuilding retail and mixed use real estate throughout Southern California. Until his retirement in 2011, Mr. Harkham was also President and Chief Executive Officer of Harkham Industries, which specialized in the design, manufacture and marketing of women’s clothing under its four labels, Harkham, Hype, Jonathan Martin and Johnny Martin, since its organization in 1974. Mr. Harkham still serves as a consultant in the retail and fashion industry.

Mr. Harkham’s qualifications for election to the Board include his extensive real estate experience and experience with consumer businesses. He also brings to the Board his leadership experience as the Chief Executive Officer of Harkham Industries and Harkham Family Enterprises and his knowledge of international business operations.

Public Storage • 2017 Proxy Statement • 11

Proposal 1

Leslie S. Heisz, 56

Trustee since 2017

Retired Managing Director of Lazard Frères & Co.

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Business expertise across a number of industries
●	Extensive public company board experience

Ms. Heisz was appointed by the Board as a trustee in February 2017. Ms. Heisz is an experienced investment banking and finance executive. Ms. Heisz joined Lazard Frères & Co. in 2003 as a senior advisor and served as a managing director from 2004 through April 2010, providing strategic financial advisory services for clients in a variety of industries. Ms. Heisz was previously a managing director of Dresdner Kleinwort Wasserstein and its predecessor for six years, specializing in mergers and acquisitions, as well as leveraged finance, and leading the Gaming and Leisure Group and the Los Angeles office. Ms. Heisz has been a member of the Board of Directors of Kaiser Permanente since January 2015 and Edwards Lifesciences (NYSE: EW) since July 2016. She previously served on the Boards of Directors of Ingram Micro Inc. (NYSE: IM), Towers Watson (NASDAQ: WLTW), HCC Insurance Holdings, Inc. and International Game Technology (NYSE: IGT).

Ms. Heisz’s qualifications for election to the Board include her diverse business expertise across a number of industries, including deep finance and strategic advisory skills. She has also had extensive corporate governance experience serving on many public company boards.

B. Wayne Hughes, Jr., 57

Trustee since 1998

Founder of American Commercial Equities, LLC

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Extensive experience in the real estate industry
●	Active role in Hughes family real estate investment activities

Mr. Hughes, Jr. became a member of the Board in January 1998. He was employed by Public Storage from 1983 to 2002, serving as Vice President–Acquisitions of Public Storage from 1992 to 2002. Mr. Hughes, Jr. is the founder and an officer of American Commercial Equities, LLC and its affiliates, companies engaged in the acquisition and operation of commercial properties in California. He is the brother of Tamara Hughes Gustavson, also a trustee, and the son of B. Wayne Hughes, Chairman Emeritus and the Company’s Co-Founder. The Hughes Family together owns approximately 14.3% of the Company’s Common Stock.

Mr. Hughes, Jr.’s qualifications for election to the Board include his extensive experience in the real estate industry, including previous management experience at Public Storage. He continues to play an active role in family real estate investment activities and brings that expertise to Board discussions.

Public Storage • 2017 Proxy Statement • 12

Proposal 1

Avedick B. Poladian, 65

Trustee since 2010

Audit Committee (Chair)

Nominating/Corporate Governance Committee (Chair)

Retired Executive Vice President and Chief Operating Officer of Lowe Enterprises, Inc.

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Accounting and financial expertise and other public company board experience
●	Extensive knowledge of the real estate industry

Mr. Poladian is Chair of the Audit Committee of our Board (the Audit Committee) and the Nominating/Corporate Governance Committee. He became a member of the Board in February 2010. From 2007 to the end of 2016, Mr. Poladian held the positions of Executive Vice President and Chief Operating Officer for Lowe Enterprises, Inc., a diversified national real estate company that he joined in 2003. Mr. Poladian was with Arthur Andersen from 1974 to 2002 and is a certified public accountant (inactive). He serves as a director of two funds managed by Western Asset Management Funds, a director of Occidental Petroleum Corporation (NYSE: OXY), and a director of California Resources Corp. (NYSE: CRC) Mr. Poladian is also a member of the Board of Councilors of the University of Southern California School of Policy, Planning and Development, the Board of Advisors of the Ronald Reagan UCLA Medical Center and the YMCA of Metropolitan Los Angeles.

Mr. Poladian qualifies as one of the Company’s Audit Committee financial experts and provides the Board expert perspective in financial management and analysis. Having served in a senior management position at one of the world’s largest accounting firms, combined with his experience as Chief Operating Officer and Chief Financial Officer of a diversified real estate company, Mr. Poladian has extensive knowledge of the real estate industry and key business issues, including personnel and asset utilization, in addition to all aspects of fiscal management. Through his experience with other public companies, Mr. Poladian brings valuable insight into our business and corporate governance.

Gary E. Pruitt, 67 (Lead Independent Trustee)

Trustee since 2006

Audit Committee

Nominating/Corporate Governance Committee

Retired Chairman and Chief Executive Officer of Univar N.V.

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Leadership as Chairman and Chief Executive Officer
●	Accounting and financial expertise and other public company board experience

Mr. Pruitt is the Lead Independent Trustee of the Board and a member of the Audit Committee and the Nominating/Corporate Governance Committee. He became a member of the Board in August 2006 in connection with the merger of Shurgard Storage Centers, Inc. with Public Storage. Mr. Pruitt retired as Chairman of Univar N.V. (Univar) (NYSE: UNVR), a chemical distribution company based in Bellevue, Washington, with distribution centers in the United States, Canada and Europe in 2010 and retired as Chief Executive Officer in October 2009. He joined Univar in 1978. Previously, Mr. Pruitt was a chartered accountant with Arthur Andersen from 1973 through 1977. Mr. Pruitt is a member of the Board of Directors of PS Business Parks (NYSE: PSB), Itron, Inc. (NASDAQ: ITRI), a global technology company, and Esterline Technologies Corp. (NYSE: ESL), a specialized manufacturing company—all companies listed on the New York Stock Exchange.

Mr. Pruitt’s qualifications for election to the Board include his leadership and financial experience as Chairman and Chief Executive Officer of a multi-national company and all the business attributes required of that position, along with operational and manufacturing expertise through his various other management positions held with Univar. Mr. Pruitt’s public accounting financial background qualifies him as one of the Company’s Audit Committee financial experts and provides the Board expert perspective in financial management and analysis. With his other public company board experience, Mr. Pruitt also provides strategic and global perspectives on our business.

Public Storage • 2017 Proxy Statement • 13

Proposal 1

Ronald P. Spogli, 68

Trustee since 2010

Compensation Committee

Nominating/Corporate Governance Committee

Co-Founder of Freeman Spogli & Co.

Former Ambassador to the Italian Republic and the Republic of San Marino

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Broad ranging investment banking and executive experience
●	Experience in government and international relations

Mr. Spogli is a member of the Compensation Committee and the Nominating/Corporate Governance Committee. He became a member of the Board in February 2010. Mr. Spogli co-founded Freeman Spogli & Co. (Freeman Spogli), a private investment firm, in 1983. He served as the United States Ambassador to the Italian Republic and the Republic of San Marino from August 2005 until February 2009. Mr. Spogli is a trustee of Stanford University and of the J. Paul Getty Trust, a member of the Investment Committee of the California Institute of Technology, a director of Grandpoint Capital Inc., a bank holding company, a member of the Board of Directors of SAVE, S.p.A., which operates the Venice Marco Polo Airport, and a member of the Board of Directors of White Bridge Investments, an Italian investment company.

Mr. Spogli’s qualifications for election to the Board include his broad-ranging board and executive responsibilities for a variety of companies engaged in consumer businesses in which the firm of Freeman Spogli has investments. In addition, Mr. Spogli’s experience in government and international relations provides helpful insight in the European countries where Public Storage has investments.

Daniel C. Staton, 64

Trustee since 1999

Compensation Committee (Chair)

Audit Committee

Chairman and Managing Director of Staton Capital LLC

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Extensive experience in the real estate industry
●	Leadership, operational and financial experience

Mr. Staton is Chairman of the Compensation Committee and a member of the Audit Committee, and he became a member of the Board in March 1999. Mr. Staton founded Staton Capital LLC, an investment and venture capital firm, in 2003 and serves as Chairman and Managing Director. Mr. Staton has served as Chairman and Director of Armour Residential REIT (NYSE: ARR) (Armour) since 2009 and served as President and Chief Executive Officer of Enterprise Acquisition Corp. from its inception in 2007 until its merger with Armour. Mr. Staton has also served as Chairman of the Board of Javelin Mortgage Investment Corp (NYSE: JMI) (Javelin), a mortgage REIT, since 2012 until its merger with Armour.

Mr. Staton’s qualifications for election to the Board include his extensive real estate industry experience. He also brings his leadership, operational and financial experience as Chairman of Armour to the Board. Mr. Staton’s extensive financial investment experience qualifies him as one of the Company’s Audit Committee financial experts. With his other public company board experience, Mr. Staton also provides strategic and operational perspectives on our business.

Public Storage • 2017 Proxy Statement • 14

Proposal 1

Corporate Governance and Board Matters

Corporate Governance Framework

Our Board has adopted the following corporate governance documents, which establish the framework for our corporate governance and outline the general practices of our Board with respect to Board structure, function and conduct, and Board and committee organization:

●	Corporate Governance Guidelines and Trustee Code of Ethics (the Corporate Governance Guidelines)

●	Charter

●	Bylaws (the bylaws)

●	Charters of our standing committees of the Board (the Committee Charters)

●	Code of Conduct applicable to our trustees, officers and employees (the Code of Conduct)

●	Code of Ethics for our senior financial officers (the Code of Ethics)

Our Corporate Governance Guidelines and Code of Conduct are reviewed at least annually by the Nominating/Corporate Governance Committee, which makes recommendations for any changes to the Board.

In February 2016, the Board approved and adopted updates to the Corporate Governance Guidelines to (i) incorporate the trustee and executive officer stock ownership guidelines that the Board previously implemented in March 2015 (see “Trustee Stock Ownership Guidelines” on page 22 and “Executive Stock Ownership Guidelines” on page 33) and (ii) conform to the updated Code of Conduct.

The Board also approved a new anti-hedging provision to our securities trading policy in February 2016. This new provision prohibits trustees, officers and employees from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company. The objective of this policy is to enhance alignment between the interests of our trustees, officers and employees and those of our shareholders.

In February 2017, the Board reviewed market data on board composition and approved an amendment to the Corporate Governance Guidelines to increase the mandatory retirement age of trustees from 70 to 73.

You can access our current Corporate Governance Guidelines, Code of Conduct, Code of Ethics and Committee Charters in the “Investor Relations” section of our website, www.publicstorage.com, or by writing to Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attention: Corporate Secretary. We will disclose any amendments or waivers to the Code of Ethics on our website or in accordance with SEC and NYSE requirements.

Board Leadership

Our Board recognizes that one of its key responsibilities is to determine the optimal leadership structure to provide effective oversight of management. As a result, the Board does not have a policy as to whether the roles of Chairman and Chief Executive Officer should be combined or separated. Rather, the Board believes that Public Storage shareholders are best served when the Board has flexibility to consider the relevant facts and circumstances when a Chairman is elected, to ensure that the Board leadership structure best reflects the needs of the Company at that time.

As such, when B. Wayne Hughes, the Company’s former Chairman and co-founder, retired as a result of having reached the mandatory retirement age for Board members, the Board determined to combine the roles of Chairman and Chief Executive Officer when it elected Ronald L. Havner, Jr. as Chairman in August 2011. The Board also considered that many advantages of separating the roles of Chairman and Chief Executive Officer could be met in significant part by the appointment of a “Lead Independent Trustee” for the Board (as discussed below).

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Lead Independent Trustee

Our Board established the position of Lead Independent Trustee in 2011 to provide for an independent leadership role on the Board when the roles of Chairman and Chief Executive Officer were combined. We describe more fully the role of the Lead Independent Trustee in our Corporate Governance Guidelines. Among other things, the Lead Independent Trustee presides at all executive sessions of the non-management trustees and the independent trustees.

Our Lead Independent Trustee is Gary Pruitt, who was re-appointed in 2014 to serve in that capacity for a three-year term expiring in November 2017.

Chairman Emeritus

Following his retirement as Chairman, Mr. Hughes continued to serve as Chairman Emeritus and Co-Founder, which has enabled the Board to continue to avail itself of his wisdom, judgment and experience.

Consulting Arrangement.  Pursuant to a consulting arrangement approved by the Compensation Committee and the disinterested trustees in March 2004, Mr. Hughes (1) agreed to be available for up to 50 partial days a year for consulting services, (2) receives compensation of $60,000 per year and the use of a Company car and (3) is provided with the services of an executive assistant at the Company’s headquarters. This consulting arrangement was extended in 2016 through December 31, 2017.

Board Responsibilities and Oversight of Risk Management

Our Board is responsible for overseeing our Company-wide approach to major risks and our policies for assessing and managing these risks.

Our Board regularly receives presentations from management on areas of risk facing our business. Our Board and management actively engage in discussions about these potential and perceived risks to the business.

In addition, three standing Board committees assist our Board in its oversight responsibilities (as described below). These committees have assigned areas of oversight responsibility for different matters, as more fully described in the Committee Charters and as required by the NYSE.

Our Audit Committee assists in the Board’s oversight of the integrity of our financial statements and risks and exposures related to financial matters, tax, accounting, disclosures and internal controls over financial reporting. Our Audit Committee is also responsible for considering the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee also considers Company policies on risk assessment and risk management.

Our Compensation Committee oversees the compensation of our Chief Executive Officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term shareholder returns without taking undue risks.

Our Nominating/Corporate Governance Committee focuses on risks associated with trustee and management succession planning, corporate governance and overall Board effectiveness.

These three Board committees also hear reports from members of management, which help each committee to understand and discuss risk identification and risk management. The chair of each of the Board’s standing committees reports on its committee’s discussion to the full Board at the following Board meeting. All trustees have access to members of management if a trustee wishes to follow up on items discussed outside the Board meeting.

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Proposal 1

Board Orientation and Education

Each new trustee participates in an orientation program and receives materials and briefings concerning our business, industry, management and corporate governance policies and practices. We provide continuing education for all trustees through board materials and presentations, discussions with management and the opportunity to attend external board education programs. In addition, all Board members have access to resources of the National Association of Corporate Directors through a Company membership.

Trustee Independence

Our Board evaluates the independence of each trustee annually based on information supplied by trustees and the Company and on the recommendations of the Nominating/Corporate Governance Committee. In making its determinations, our Board also considers the standards for independence set forth in the NYSE rules. A trustee qualifies as independent unless the Board determines that the trustee has a material relationship with Public Storage, based on all relevant facts and circumstances, subject to the NYSE rules. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Based on its review in February 2017, the Nominating/ Corporate Governance Committee recommended to the Board and the Board determined that:

●	except for Tamara Hughes Gustavson, B. Wayne Hughes, Jr. and Ronald L. Havner, Jr., each member of the Board (including each member of the Audit Committee, the Compensation Committee and the Nominating/ Corporate Governance Committee) is independent under the rules of the NYSE;

●	each member of the Audit Committee meets the additional independence requirements set forth in Section 10A(m)(3) of the Exchange Act and the SEC’s rules thereunder;

●	each member of the Compensation Committee meets the NYSE’s heightened independence requirements for compensation committee members; and

●	each member of the Compensation Committee qualifies as a “non-employee” director for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) (Section 162(m)) of the Internal Revenue Code of 1986, as amended (the Code).

Committees of the Board

Our Board has three standing committees: the Audit Committee, the Nominating/Corporate Governance Committee and the Compensation Committee. These standing committees, the committee members and the number of meetings held in 2016 are described below.

Each of the standing committees operates pursuant to a written charter, which can be viewed in the “Investor Relations” section of our website, www.publicstorage.com, and will be provided in print to any shareholder who requests a copy by writing to the Corporate Secretary.

Audit Committee

The primary functions of our Audit Committee, as set forth in its charter, are to assist our Board in fulfilling its responsibilities for oversight of:

●	the integrity of the Company’s financial statements;

●	compliance with legal and regulatory requirements;

●	the qualifications, independence and performance of the independent registered public accounting firm; and

●	the scope and results of internal audits, the Company’s internal controls over financial reporting and the performance of the Company’s internal audit function.

All three members of our Audit Committee qualify as financial experts and as independent within the meaning of the rules of the SEC and NYSE.

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Compensation Committee

The primary functions of our Compensation Committee, as set forth in its charter, are to:

●	determine, either as a committee or together with other independent trustees, the compensation of the Company’s Chief Executive Officer;

●	determine the compensation of other executive officers;

●	administer the Company’s equity and incentive compensation plans;

●	review and discuss with management the Compensation Discussion and Analysis (the CD&A) to be included in the proxy statement and to recommend to the Board inclusion of the CD&A in the Company’s Annual Report on Form 10-K and annual proxy statement;

●	provide a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the Company’s annual proxy statement;

●	produce the Compensation Committee Report for inclusion in the Company’s annual proxy statement;

●	review with management management’s annual assessment of potential risks related to compensation policies and practices applicable to all employees; and

●	oversee the advisory shareholder votes on the Company’s executive compensation programs and policies and the frequency of such votes, and evaluate the Compensation Committee’s performance annually.

Our Compensation Committee also periodically reviews compensation of non-management trustees and makes recommendations to the full Board, which determines the amount of such compensation.

During 2016, our Compensation Committee made all compensation decisions for our executive officers, including the named executive officers, as set forth in the Summary Compensation Table below.

Our Compensation Committee has the authority to delegate any of its authority or responsibilities to individual members of the Compensation Committee or a subcommittee of the Compensation Committee. However, the Compensation Committee did not delegate any of its responsibilities during 2016. Our Compensation Committee also has the sole authority to retain outside compensation consultants for advice, and engaged F.W. Cook & Co., Inc. (FW Cook) in 2015 to prepare a market compensation survey for certain named executive officer roles (which was subsequently updated in early 2016). In addition, the Company relies on publicly available information about senior executive compensation at similar companies.

Compensation Committee Interlocks and Insider Participation. No executive officer of Public Storage served on the compensation committee or board of any other entity which has an executive officer who also served on the Compensation Committee or Board of Public Storage at any time during 2016, and no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K.

Oversight of Compensation Risks. With respect to consideration of risks related to compensation, the Compensation Committee annually considers a report from management concerning its review of potential risks related to compensation policies and practices applicable to all employees. Most recently, in February 2017, the Compensation Committee considered the annual report and also considered and discussed with management management’s conclusion that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

In connection with preparing the report for the Compensation Committee’s consideration, members of our senior management team, including our Chief Executive Officer and Chief Human Resources Officer, reviewed the target metrics for all of our employee incentive compensation plans. At the completion of the review, management and the Compensation Committee concluded that our

Public Storage • 2017 Proxy Statement • 18

Proposal 1

incentive compensation plans did not create undue risks for the Company. As such, we believe there is little motivation or opportunity for employees to take undue risks to earn incentive compensation awards.

Nominating/Corporate Governance Committee

The primary functions of the Nominating/Corporate Governance Committee, as set forth in its charter, are to:

●	identify, evaluate and make recommendations to the Board for trustee nominees for each annual shareholder meeting or to fill any vacancy on the Board;

●	develop and review and assess the adequacy of the Corporate Governance Guidelines on an ongoing basis and recommend any changes to the Board; and

●	oversee the annual Board assessment of Board performance.

Our Board has delegated to the Nominating/Corporate Governance Committee responsibility for recommending nominees for election to the Board. Other duties and responsibilities of our Nominating/Corporate Governance Committee include periodically reviewing the structure, size, composition and operation of the Board and each Board committee; recommending assignments of trustees to Board committees; conducting a preliminary review of trustee independence; periodically evaluating trustee compensation and recommending to the Board any changes in trustee compensation; overseeing trustee orientation; periodically evaluating risks associated with trustee and management succession planning, corporate governance and overall Board effectiveness; and annually evaluating its charter and performance.

Trustee Qualifications. Our Nominating/Corporate Governance Committee is responsible under our Corporate Governance Guidelines for reviewing with the Board the skills and characteristics required of Board members in the context of the current composition of the Board. This assessment includes an evaluation of whether a trustee qualifies as independent and a consideration of his or her skills, knowledge, perspective, business judgment and leadership, relevant industry or regulatory experience, business creativity and vision, all in the context of the perceived needs of the Board at that time. The Nominating/Corporate Governance Committee is further guided by the principles set forth in its charter.

Trustee Diversity. Although the Nominating/Corporate Governance Committee does not have and does not believe there is a need for a formal policy concerning diversity, it seeks to ensure that a diversity of experiences and viewpoints are represented on the Board. The nomination of Ms. Heisz for election as a new trustee was in part driven by the Nominating/Corporate Governance Committee’s consideration of and commitment to increasing the diversity of the Board’s membership.

We do not have any other policies or guidelines that limit the selection of trustee candidates by the Nominating/Corporate Governance Committee, and the Nominating/Corporate Governance Committee and the Board have and continue to exercise broad discretion to select trustee candidates who will best serve the Board and Public Storage in the current and anticipated business environment.

Communications with the Board

We provide a process by which shareholders and interested parties may communicate with our Board. Communications to our Board should be addressed to: Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attention: Corporate Secretary. Communications that are intended for a specified individual Board member or group of Board members should be addressed c/o Corporate Secretary at the above address and will be forwarded to the Board member(s).

Public Storage • 2017 Proxy Statement • 19

Proposal 1

Response to Proxy Advisory Firm Policy Change

We are aware that a proxy advisory firm has recently adopted a policy of recommending “no” votes for governance committee trustees of public companies that have governance documents that restrict the ability of shareholders to amend the bylaws. Our Charter, in accordance with Maryland law, provides that our bylaws may only be amended by our Board. In response to this proxy advisory firm’s policy change, the Nominating/Corporate Governance Committee considered whether amending our governance documents to provide shareholders the right to amend the bylaws was in the best interest of the Company. The committee considered, among other things:

●	the fact that to date our shareholders have not expressed a concern to management or the Board about not having the right to amend the bylaws;

●	the potential risks such changes could create for the Board’s ability to manage a third party bid to control the Company in the best interests of the Company;

●	the potential that such changes could result in a bylaw amendment that the Board deemed not in the best interest of the Company and its long-term shareholders;

●	the rights shareholders already have to submit governance proposals and oppose the election of trustees that do not implement such proposals; and

●	the additional cost and potential delay to our annual meeting that could result from seeking the shareholder approval required to amend our Charter.

Based on these considerations, the Nominating/Corporate Governance Committee determined not to recommend that the Board amend our governance documents at this time. We will continue to engage with our shareholders on governance matters and we remain committed to maintaining strong corporate governance practices and updating those practices to the extent such updates are in the best interests of the Company.

Board and Committee Meetings and Attendance

The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its responsibilities. The non-management trustees generally meet in executive sessions without the presence of management following each regularly scheduled Board meeting. The sessions are designed to encourage open Board discussion of any matter of interest without the Chief Executive Officer or any other members of management present.

During the year ended December 31, 2016, the full Board held four in-person meetings and one telephonic meeting. Each trustee serving as a trustee in 2016 attended 100% of the total number of meetings of the Board held during 2016 and 100% of the total number of meetings held during 2016 by all committees of the Board on which he or she served during the period of his or her service. We do not have a policy regarding trustees’ attendance at the annual meeting of shareholders, but trustees are encouraged to attend. All trustees who served as trustees in 2016 attended the 2016 annual meeting of shareholders.

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The following table summarizes the membership of the Board’s standing committees and the number of meetings held by each committee in 2016.

Board Committee Membership and 2016 Meetings

Trustee[1]	Audit	Compensation	Nominating/ Corporate Governance
Ronald L. Havner, Jr.
Tamara Hughes Gustavson
Uri P. Harkham		Member
B. Wayne Hughes, Jr.
Avedick B. Poladian	Chair		Chair
Gary E. Pruitt (Lead Independent Trustee)	Member		Member
Ronald P. Spogli		Member	Member
Daniel C. Staton	Member	Chair
Number of Meetings in 2016	4	1	4

1  Leslie S. Heisz did not serve as a trustee in 2016 as she was appointed to the Board in February 2017.

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Proposal 1

Compensation of Trustees

General Compensation Arrangements

Compensation for non-management trustees who are not officers or employees of Public Storage or an affiliate (currently, all trustees other than Ronald L. Havner, Jr.) is set by the Board after consideration of the recommendations of the Compensation Committee. The Board has approved the mix of cash and equity compensation described below.

Retainers

Retainers are paid quarterly in cash and are pro-rated when a trustee joins the Board (or in the case of the Lead Independent Trustee, when an appointment is made) other than at the beginning of a calendar year. Below are the annual retainers that non-management trustees were entitled to receive during 2016 for Board service:

Compensation	Amount
Board member	$ 120,000
Lead Independent Trustee supplemental retainer	20,000
Audit Committee Chair’s supplemental retainer	10,000
Other standing Committee Chairs’ supplemental retainer	5,000
Committee Member	7,500

Equity Awards

Each new non-management trustee is, upon the date of his or her initial election by the Board or the shareholders to serve as a trustee, granted a non-qualified stock option to purchase 15,000 shares of Common Stock at an exercise price equal to the closing price for the Common Stock on the NYSE on such date, which vests in three equal annual installments based on continued service.

Annually, each trustee other than Ronald L. Havner, Jr. receives a non-qualified stock option to acquire 5,000 shares of Common Stock, which vests in three equal annual installments based on continued service. The annual grants are made immediately following the annual meeting of shareholders at an exercise price equal to the closing price for the Common Stock on the NYSE on such date.

Trustee Stock Ownership Guidelines. The Board implemented stock ownership guidelines effective March 17, 2015. Each trustee is expected to beneficially own Common Stock equal in market value to a specified multiple of his or her annual base salary or annual cash retainer, as applicable. The guideline for each non-management trustee is three times the annual cash retainer, or $360,000. Each non-management trustee has five years from the date of election to attain his or her ownership target.

Only shares of Common Stock owned by the non-management trustee, shares of Common Stock owned jointly by him/her and his/her spouse, shares owned by his/her spouse or beneficially for his/her children or in the 401(k) Plan are counted for determining compliance with these guidelines. Unvested time-based restricted stock units (RSUs) and in-the-money value of vested options are NOT counted for determining compliance with these guidelines. The Nominating/Corporate Governance Committee administers these stock ownership guidelines and may modify their terms and grant hardship exceptions in its discretion. As of the date of this proxy statement, all of our non-management trustees who have served for five years or more, except for one trustee, exceeded his/her stock ownership requirement.

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Trustee Compensation in Fiscal 2016

The following table presents the compensation provided by the Company to our non-management trustees for the fiscal year ended December 31, 2016:

Trustee (1)	Fees earned or paid in cash	Option Awards (2), (3)	Total
Tamara Hughes Gustavson	$ 120,000	$ 163,300	$ 283,300
Uri P. Harkham	127,500	163,300	290,800
B. Wayne Hughes, Jr.	120,000	163,300	283,300
Avedick B. Poladian	150,000	163,300	313,300
Gary E. Pruitt (Lead Independent Trustee)	155,000	163,300	318,300
Ronald P. Spogli	135,000	163,300	298,300
Daniel C. Staton	140,000	163,300	303,300

(1)	Ronald L. Havner, Jr., our Chairman and Chief Executive Officer, does not receive any compensation for his service as a trustee. Mr. Havner’s compensation as Chairman and Chief Executive Officer of Public Storage is described beginning on page 26. Leslie S. Heisz did not receive any compensation as a trustee in 2016 as she was appointed to the Board in February 2017.

(2)	Reflects the fair value of the grant on April 25, 2016 of a stock option to acquire 5,000 shares of Common Stock. For a more detailed discussion of the assumptions used in the calculation of these amounts, refer to Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K.

(3)	As of December 31, 2016, each non-management trustee on such date had the following number of options outstanding: Tamara Hughes Gustavson: 55,000, of which 44,999 are fully vested and exercisable; Uri P. Harkham: 30,000, of which 19,999 are fully vested and exercisable; B. Wayne Hughes, Jr.: 45,000, of which 34,999 are fully vested and exercisable; Avedick B. Poladian: 50,000, of which 39,999 are fully vested and exercisable; Gary E. Pruitt: 50,000, of which 39,999 are fully vested and exercisable; Ronald P. Spogli: 25,000, of which 14,999 are fully vested and exercisable; and Daniel C. Staton: 26,667, of which 16,666 are fully vested and exercisable.

The Board recommends voting FOR all trustee nominees.

Public Storage • 2017 Proxy Statement • 23

Proposal 2:

Advisory vote to approve

executive compensation

Approve the Company’s compensation practices and principles and their implementation for 2016 for the compensation of the Company’s named executive officers as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this proxy statement.

RECOMMENDATION:

Vote FOR approval

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Proposal 2

Proposal 2 – Advisory vote to approve executive compensation

Advisory Vote

We are again providing shareholders an advisory vote on the compensation of our named executive officers, also known as a “say-on-pay” proposal. The Board has determined to hold these votes annually. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this proxy statement in the CD&A, the tabular disclosure regarding such compensation and the Company’s accompanying narrative disclosure.

At our 2016 Annual Meeting, almost 98% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Our Compensation Committee considered the results of this vote and believes they affirm shareholder support of the Company’s compensation of its executive officers. Accordingly, our 2016 executive compensation was generally unchanged from the 2015 program.

Annual incentive bonus payments were tied to achieving at least (i) 3% increase in year-over-year U.S. same store revenue and free cash flow per share and (ii) 5% increase in Core FFO per share. The target for awards of RSUs was established as the achievement of at least 4.0% growth in U.S. same store revenues. The Compensation Committee selected these metrics as key drivers of Company growth in February 2016, and determined that it was appropriate to raise the targets for (i) Core FFO per share from 3% in 2015 to 5% in 2016 (for the annual incentive bonus) and (ii) U.S. same store revenues from 3.5% in 2015 to 4.0% in 2016 (for the RSU awards) following its consideration of various factors, including historical company performance and current market conditions. As discussed in the CD&A beginning on page 26 of this proxy statement, actual performance exceeded the incentive targets for payment of cash bonuses and the award of RSUs. Refer to the Company’s 2016 Annual Report on Form 10-K for information regarding U.S. same store revenues. Refer to the Appendix to this proxy statement for reconciliations and other information regarding Core FFO.

We believe our compensation program for executive officers helped drive strong performance in our business in 2016. In addition, our TSR beat the NAREIT Equity Index and the S&P 500 indices for the three-year, 10-year and 20-year periods ending December 31, 2016, averaging 14.6% in total annual return since 1996.

The Board therefore recommends that shareholders approve the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation rules, including in the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables in this proxy statement.

The vote on our executive compensation programs is advisory and nonbinding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by the Company’s shareholders and will continue to consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

The Board of Trustees recommends a vote FOR approval of our executive compensation as described in this proxy statement.

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Proposal 2

Compensation Discussion and Analysis

The following section summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. This section should be read in conjunction with our tabular disclosures regarding the compensation of our named executive officers in the year ended December 31, 2016 and the Compensation Committee Report, which can be found on page 41 of this proxy statement.

Executive Summary

The Compensation Committee’s goal for our executive compensation program is to hire, retain and motivate our senior management to achieve solid financial results and create long-term shareholder value. Our named executive officers are paid based on what the Compensation Committee considers appropriate in view of individual and corporate performance, competitive levels, and our objective of aligning individual and shareholder interests to maximize the value of our shareholders’ investments in our securities over the long term. We believe that our compensation programs have been effective in helping the Company achieve these goals.

In general:

●	Our compensation program has helped establish a strong culture of performance, operational excellence and consistency, and enabled us to build a high-performing organization;

●	We are a proven leader in our industry in delivering profitable growth and enhanced distributions to shareholders;

●	Our compensation practices are consistent with the financial discipline that has allowed us to achieve and maintain exceptional financial strength; and

●	Our business model and supporting compensation program are effective in achieving our objective of building long-term shareholder value.

In fiscal year 2016, senior management successfully (i) grew U.S. same store revenues, funds from operations and free cash flow, (ii) increased the volumes and penetration of our ancillary businesses and (iii) maintained a conservative capital structure with a focus on cost controls. Their efforts were directly responsible for the following results:

●	Increased net income allocable to common shareholders by 12.4%;

●	Achieved same store revenue and self-storage net operating income (NOI) growth of 5.5% and 8.4%, respectively;

●	Strengthened our market position with the acquisition and development of 71 properties in 2016 while maintaining an acquisition and development pipeline for future growth of approximately $660 million at the end of 2016;

●	Continued to produce solid results by our ancillary businesses;

●	Strengthened our fortress balance sheet, as evidenced by one of the lowest debt to EBITDA ratio in the industry at 0.20 to 1; and

●	Increased common dividends by more than 12% over 2015 levels, from $6.50 to $7.30 per share.

Based on these achievements and considerations, the Compensation Committee made the following compensation decisions with respect to 2016 performance:

●	A bonus of $3 million in cash and 50,000 restricted stock units (RSUs) was approved for Mr. Havner under our CEO compensation program. However, Mr. Havner accepted and received only $2 million of the approved $3 million cash bonus;

●	Bonuses paid to the named executive officers reporting to Mr. Havner other than Mr. Russell ranged between 158% and 200% of their respective target amounts, from $750,000 to $2 million. Mr. Russell, who joined the Company in July 2016, received a bonus of $300,000 in connection with his appointment as President;

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●	Messrs. Havner, Russell, Reyes and Doll were awarded options to acquire 100,000, 20,000, 60,000 and 25,000 shares of Common Stock, respectively; and

●	Performance-based RSUs were awarded to eligible named executive officers reporting to Mr. Havner as a result of the Company’s achievement of performance targets that qualified for awards at 200% of the targeted levels, although Mr. Reyes and Ms. Krol did not receive awards at the full 200% level.

On the other hand, in keeping with our conservative compensation philosophy and practices:

●	Base salaries for all named executive officers other than Mr. Russell, who joined the Company in July 2016, were maintained at 2015 levels; and

●	No perquisites, tax reimbursements or change-in-control benefits were provided to our named executive officers that were not also generally available to other employees.

We believe our compensation program for executive officers drove 2016 performance and will continue to drive improved Company performance even if economic and industry conditions become more challenging. Accordingly, the Board recommends that shareholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation rules, including the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables in this proxy statement.

Our Executive Officers

In accordance with SEC rules and regulations, our named executive officers for the year ended December 31, 2016 include our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2016. Accordingly, our named executive officers for the year ended December 31, 2016 consisted of Ronald L. Havner, Jr., Chairman of the Board and Chief Executive Officer, and the following four executive officers, whose biographical summaries are set forth below:

●	John Reyes, age 56, has served as Senior Vice President and Chief Financial Officer of Public Storage since 1996, having joined the Company in 1990.

●	Joseph D. Russell, Jr., age 57, has been President of Public Storage since July 2016. Prior to joining Public Storage, Mr. Russell was Chief Executive Officer of PS Business Parks from August 2003 to July 2016. Mr. Russell was President of PS Business Parks from September 2002 until August 2015. Mr. Russell has also served as a director of PS Business Parks since August 2003. He currently serves on the Board of Directors of the Self Storage Association (SSA).

●	David F. Doll, age 58, has served as Senior Vice President and President, Real Estate Group, since February 2005, with responsibility for the real estate activities of Public Storage, including property acquisitions, developments, re-developments and capital improvements.

●	Candace N. Krol, age 55, has served as Senior Vice President and Chief Human Resources Officer of Public Storage since February 2015 and has served as Senior Vice President of Human Resources since September 2005. Ms. Krol has indicated to the Board that she intends to retire in 2017, although a specific date has not been set.

Executive Officer Diversity. Although we do not have and do not believe there is a need for a formal policy concerning diversity of executive officers, the Board seeks to ensure that a diversity of experiences, backgrounds and viewpoints are represented in our management. Currently, our named executive officers consist of 40% diverse members (one ethnic minority and one female out of five named executive officers) and the Board and management continue to be focused and committed to increasing diversity in ongoing succession planning discussions.

Compensation Philosophy, Objectives and Process

Our compensation goals are to hire, retain and motivate our senior management to create long-term shareholder value. We pay our named executive officers a mix of cash and long-term equity compensation that we consider appropriate in view of individual and corporate performance, competitive levels, and our objective of aligning

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individual and shareholder interests to maximize the value of our shareholders’ investments in our securities over the long term.

In general, our compensation program for named executive officers consists of (1) a base salary, (2) short-term incentives in the form of annual cash bonuses and (3) long-term performance- and time-based incentives in the form of equity awards, which may be RSUs or stock options, and vest upon continued service or the achievement of defined performance goals.

Annual and long-term incentive compensation for named executive officers is designed to reward achievement of Company-wide performance goals by tying awards primarily to financial objectives such as growth in (1) U.S. same store revenue, (2) free cash flow and (3) Core FFO. Other corporate and individual objectives are also considered from time to time.

From time to time, the Compensation Committee retains independent compensation consultants to assist in its determination of market compensation rates for our named executive officers. In 2015, the Compensation Committee retained FW Cook to prepare an updated market compensation survey, which was completed in Q2 2015 and further updated in February 2016.

The Compensation Committee considers corporate, business unit and individual performance generally, and, particularly with respect to Mr. Havner’s compensation, input from other Board members. With respect to the compensation of the executive officers who report to Mr. Havner, the Compensation Committee also considers the recommendations of Mr. Havner.

Focus on Pay for Performance

The guiding principle of our executive compensation philosophy is to pay for performance and incentivize our executive officers to create long-term shareholder value. Performance bonuses and long-term, equity-based compensation vary based on the Company’s achievement of financial and operational goals and on each executive’s contributions to such achievement. This link between incentive payouts and achievement of goals has helped drive our strong and consistent performance year after year.

Emphasis on Long-Term Compensation and At-Risk Pay

The Compensation Committee strives to provide an appropriate mix of different compensation elements, including finding a balance among short- and long-term compensation. Cash payments primarily reward more recent performance, while equity awards with five- to eight-year vesting periods incentivize our named executive officers to continue to deliver results over a longer period of time and also serve as a retention tool. In addition, the Compensation Committee believes that a substantial portion of our named executive officers’ compensation should be at-risk, contingent on the Company’s operating and stock-price performance over the long-term.

Assessment of Individual Contributions to Overall Performance

The Compensation Committee’s evaluation of each named executive officer places strong emphasis on his or her contributions to the Company’s overall performance rather than focusing only on his or her individual business or function. The Compensation Committee believes that the named executive officers share the responsibility to support the goals and performance of the Company as a whole.

Long-Term Financial Performance

Public Storage has delivered strong financial performance over a sustained period of time, increasing Core FFO per share and free cash flow per share over the last seven years and U.S. same store revenue growth over the last four years. The Compensation Committee believes that our compensation program, structured on the philosophy and objectives outlined above, is a key driver of the Company’s strong performance over the long term.

The Compensation Committee made all final compensation decisions for named executive officers in 2016. For more information on the Compensation Committee and its responsibilities, see “Corporate Governance and Board Matters – Committees of the Board – Compensation Committee” on page 18.

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Sound Governance Practices

In designing our executive compensation around the philosophy and objectives outlined above, the Compensation Committee believes that our program encourages the highest performance standards and aligns the interests of our named executive officers with the interests of our long-term shareholders by:

●	Keeping our named executive officers focused on delivering industry-leading results over long periods of time, aligned with the Company’s business model;

●	Aligning the financial gains and losses of each named executive officer with the experience of long-term shareholders; and

●	Supporting retention and continuity of leadership.

At the same time, the following features in our program discourage inappropriate risk taking:

●	Extensive stock holding requirements;

●	Total compensation that is heavily weighted towards equity with long vesting periods;

●	No employment contracts, severance agreements or change-in-control arrangements;

●	No guaranteed bonuses other than for new hires; and

●	No additional grants to balance changes in value of prior grants.

Elements of Compensation

To achieve our compensation objectives, we believe that total executive compensation should be balanced among the following components: (1) an annual base salary, (2) short-term performance-based incentive opportunities in the form of bonuses that are generally paid in cash and (3) long-term performance-based incentive opportunities in the form of equity awards, which typically may include stock options and/or RSU awards, each of which generally vests upon continued service. Mr. Havner’s bonus under his compensation plan is paid in a combination of cash and RSUs, as discussed above, and the Compensation Committee has the discretion to pay other executive officer bonuses in options, RSUs or a combination of cash, options and RSUs.

Annual Base Salary

Annual base salary provides a competitive level of fixed compensation to attract and retain the best possible executive talent. We establish base salaries at a level so that a significant portion of the total cash compensation such executives can earn is performance-based (through annual and special incentive compensation). We also set base salaries based on factors that include whether levels are competitive with comparable REITs and/or competitive conditions in the local market, an individual’s performance and responsibilities and the business judgment of the members of the Compensation Committee.

The Compensation Committee considers input from Board members with respect to Mr. Havner’s base salary and the recommendations of Mr. Havner for the other named executive officers. In general, the Compensation Committee reviews base salaries annually for the named executive officers.

Short-Term Performance-Based Bonus Awards

We historically have paid annual cash bonuses to reward our executive officers, including each of the named executive officers, for the achievement of financial and operational goals and individual performance objectives to enable Public Storage to meet long- and short-term goals. Mr. Havner typically receives a combination of cash and RSUs for his bonus.

The Compensation Committee selects key financial metrics based on their importance to our Board, senior executive team and investors. The Compensation Committee typically sets a target and maximum for bonus payments for each individual executive officer to comply with Section 162(m). If the performance targets are met, the Compensation Committee must approve a bonus award, but has the discretion to reduce the bonus below the maximum target bonus amount set for purposes of Section 162(m). The actual bonus amounts are subject to the discretion of the Compensation Committee based on the collective business judgment of its members. The Compensation Committee has the discretion to award bonuses even if the performance targets are not met.

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We may also reward the accomplishment of significant transactions with special bonuses that may be paid to designated executive officers upon successful completion of the transaction. These bonuses, like the amount of annual bonuses paid, are subject to the discretion of the Compensation Committee.

Long Term Performance- and Time-Based Equity Compensation

The Compensation Committee believes that our executive officers should have an incentive to improve the Company’s long-term performance by having an ongoing stake in the success of our business. Our executive officers may receive stock options, RSUs or a mix based on the determination of the Compensation Committee in its discretion.

The Compensation Committee does not set awards based on a fixed weighting between stock options and RSUs. In general, the Compensation Committee considers equity awards for executive officers in connection with their annual performance review.

We believe equity awards help retain and motivate executives because they vest over a period of time and thus the recipient may only realize the full potential value of the award to the extent he or she remains employed by Public Storage over that period. In general, equity awards are granted only after the Compensation Committee has determined that the applicable performance goals have been achieved. Granted awards vest ratably in installments over the period of time, and pursuant to other terms and conditions, specified in the grant.

Stock Options. Stock options have value solely to the extent that the price of our Common Stock is greater than the exercise price of the option at the time of exercise. Options help us retain executive officers in that options vest over a multi-year period and achieve their maximum value to the executive only if he or she remains in the Company’s employ for a period of years.

Stock options are granted with an exercise price of not less than 100% of the fair market value of our Common Stock on the date of grant, which ensures that the executive officer does not profit from the option unless the price of our Common Stock increases after the grant date.

The Compensation Committee determines stock option award levels to the named executive officers in its discretion, considering input from other Board members with respect to stock option awards to Mr. Havner, recommendations of Mr. Havner with respect to awards to the other named executive officers, the executive’s responsibilities and performance and equity awards at other companies, including REITs, of a comparable size and market capitalization.

RSUs. RSUs increase in value as the value of our Common Stock increases, and vest over time, provided that the executive officer remains employed at Public Storage.

Awards of RSUs serve the Compensation Committee’s objectives of retaining Public Storage executive officers and other employees and motivating them to advance the interests of Public Storage and its shareholders. Unlike stock options, RSUs retain some value even in persistently declining markets, and may be particularly important to the Company during difficult market conditions because of their value in retaining executive talent at times when we may need it most. In addition, to better align the interests of our named executive officers with those of our shareholders, vested RSUs, but not vested options, count toward the determination of whether the respective stock ownership guidelines have been satisfied.

In recent years, the Compensation Committee has approved a program to provide awards of RSUs to senior executives (other than our Chief Executive Officer) based on the achievement of targeted performance levels.

Equity Grant Practices. Equity grants to all of our executive officers, including the named executive officers, must be approved by the Compensation Committee, which consists entirely of independent trustees.

●	grants occur only at meetings or upon written actions of the Board or the Compensation Committee (including telephonic meetings), and are made effective as of the date of the meeting or written action, or a future date if appropriate (such as in the case of a new hire);

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●	equity awards to executive officers are not timed in coordination with the release of material non-public information. Awards are also subject to the terms of our 2016 Equity and Incentive Compensation Plan (the 2016 Plan);

●	historically, equity awards to executive officers other than the Chief Executive Officer have vested over an extended period, which the Compensation Committee believes furthers the goals of retention and motivation over the long-term. RSU awards granted since 2016 (for 2015 performance) vest over eight years, and RSU awards granted from 2012 to 2015 vest over a period of five years;

●	pursuant to the compensation arrangement approved for Mr. Havner, he is eligible to be awarded between 25,000 and 50,000 RSUs as part of his annual incentive compensation, provided the performance targets are achieved;

●	with respect to awards of performance-based RSUs to the named executive officers other than Mr. Havner, the Compensation Committee determines award levels based on recommendations from Mr. Havner, taking into consideration each individual’s responsibilities and performance, as discussed in more detail below;
●	equity awards, including grants of stock options, to employees who are not executive officers, are made by the Equity Awards Committee of the Board (the Equity Awards Committee), which consists of at least one trustee appointed by the Board, currently Mr. Havner;

●	grants of equity awards to new hires or promoted employees who are not executive officers are generally made by the Equity Awards Committee on a monthly basis on the fifth of the month following the month of the individual’s start or promotion date; and

●	equity grants to non-executive officers may be made at other times during the year, but are not timed in coordination with the release of material non-public information.

The 2016 Plan. The 2016 Plan, which amended and restated our prior compensation plan, was approved by our Board and recommended for submission to our shareholders in February 2016. At our 2016 Annual Meeting, our shareholders approved the 2016 Plan by the affirmative vote of more than 96% of the votes cast. The 2016 Plan became effective as of April 25, 2016, and all awards of equity and incentive compensation granted by the Company on and subsequent to that date were made under the 2016 Plan and are subject to its terms and conditions.

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Our Key Governance Practices

Our executive compensation program is designed to align executive performance with the long-term interests of shareholders and is regularly reviewed to ensure that our compensation policies and practices continue to support the needs of our business, create value for shareholders and reflect sound governance practices.

Below is a summary of our key governance practices as they relate to executive compensation:

✓    What We Do

✓	Align pay with performance by putting a substantial portion of our NEOs’ compensation “at risk.” Approximately 73% of 2016 named executive officer compensation was tied to the achievement of performance goals that are key drivers to the success of our business.

✓	Promote retention and increase long-term shareholder value. Equity award grants to named executive officers vest over a time period of at least eight years starting from the awards for 2015 performance.

✓	Mitigate undue risk in our executive compensation program. Financial targets for bonuses typically are based on multiple metrics to avoid inordinate focus on any particular metric. In addition, the Board and management do not establish any earnings targets for cash bonus awards, and management does not give earnings guidance to analysts. Also, bonus payments are capped at a maximum payout level.

✓	Stock ownership guidelines for executive officers. As of the date of this proxy statement, our CEO exceeds the Company’s minimum stock ownership guidelines of 5X annual base salary, and all of our other named executive officers who have been with the Company at least five years exceed his/her stock ownership requirement of 3X annual base salary.

✓	Pay a high percentage of executive compensation in equity. Our executive officers receive a higher percentage of their total compensation in equity, thus aligning their interests more closely with those of our shareholders, than their peers in the industry.

✓	Clawback of equity awards. Awards granted pursuant to our 2016 Plan are subject to mandatory repayment by the grantee to the Company if the grantee is or becomes subject to any clawback requirement under applicable laws.

    What We Don’t Do

No employment, “golden parachute” or severance agreements with our NEOs.

No guaranteed bonus arrangements with our NEOs except in connection with new hires as inducement to attract the best candidates.

No excessive perquisites. Except for perquisites that are available to employees generally such as contributions to the 401(k) Plan, the Company does not offer perquisites to our named executive officers.

No repricing of stock options.

No tax gross ups. The Company does not provide “gross-ups” or other reimbursements of golden parachute or other taxes nor does it provide change in control benefits to its executive officers that are not available to other employees generally.

No supplemental retirement plans. The Company does not provide any nonqualified deferred compensation or supplemental retirement benefits to our executives, other than providing executives the opportunity to defer receipt of shares that otherwise would be paid on vesting of certain RSUs.

No hedging against price fluctuations in the Company’s securities is permitted.

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Executive Stock Ownership Guidelines

The Board implemented stock ownership guidelines for executive officers effective March 17, 2015. Each executive officer is expected to beneficially own Common Stock equal in market value to a specified multiple of his or her annual base salary. The guideline for the Chief Executive Officer is five times his or her base salary and for the other executive officers is three times his or her base salary. Each executive officer has five years from the date of hire to attain his or her ownership target.

Only shares of Common Stock owned by the executive, shares of Common Stock owned jointly by him/her and his/her spouse, shares owned by his/her spouse or beneficially for his/her children or in the 401(k) Plan are counted for determining compliance with these guidelines. Unvested time-based RSUs and in-the-money value of vested options are NOT counted for determining compliance with these guidelines. The Nominating/Corporate Governance Committee administers these stock ownership guidelines and may modify their terms and grant hardship exceptions in its discretion. As of the date of this proxy statement, all of our named executive officers who have been with the Company for at least five years exceeded his/her stock ownership requirement.

Tax and Accounting Considerations – Section 162(m)

Section 162(m) of the Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the Chief Executive Officer and three other highest paid employees of a publicly held corporation (other than the Chief Financial Officer). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation. Awards of stock options and our annual cash incentive awards are designed in general to qualify for deduction as performance-based compensation. However, while the Compensation Committee considers the tax deductibility of compensation, the Compensation Committee has approved and may approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals.

In such instances, the Compensation Committee has also considered that as a result of the Company’s REIT status under federal tax law, the inability to deduct compensation payments effectively will require a corresponding future increased distribution to shareholders to avoid taxable income for the Company and to help maintain the Company’s REIT status. While the Compensation Committee considers the accounting impact of various forms of incentive compensation and compensation elements on the Company’s financial statements, accounting treatment is generally not the basis underlying the decision to award a particular form of compensation if the Compensation Committee deems the award the most appropriate incentive to achieve the Company’s compensation goals.

Under the 2016 Plan, the limit on the aggregate value of cash and non-cash awards, other than stock options and SARs, that may be granted to any individual in any calendar year is $15 million.

2016 Executive Compensation

Company Performance

Successful Execution on Strategy and Achievement of Extraordinary Results. In 2016, management continued its strategic focus on (i) growing U.S. same store revenues, funds from operations and free cash flow, (ii) increasing our share of the market and improving the quality of our product by acquiring and developing new and existing properties at attractive valuations, (iii) driving the volumes and penetration of our ancillary businesses and (iv) maintaining a conservative capital structure with a focus on cost control. Management’s successful execution on these strategies and their stewardship over our investments enabled the Company to deliver solid results on several fronts during the year, including the following:

●	Our U.S. self-storage business generated strong organic growth for the fifth consecutive year. Same store revenue and self-storage net operating income (NOI) growth were 5.5% and 8.4%, respectively. In addition, our newer facilities that we acquired or developed over the past several years continued to generate strong revenue growth and occupancy gains;

●	We strengthened our market position by acquiring and developing 71 properties in 2016 while maintaining an acquisition and development pipeline for future growth of approximately $660 million at the end of 2016.

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●	Our ancillary businesses, which complement our U.S. self-storage business, continued to produce solid results due to increased tenant reinsurance premiums, customer volumes and solid execution;
●	We further strengthened our fortress balance sheet by redeeming $862.5 million of perpetual preferred securities and retiring $36.5 million of debt. After issuing €100 million in new unsecured senior notes, our debt to EBITDA ratio is still one of the lowest in our industry and in our history at 0.20 to 1.

●	Dividends increased by more than 12% over 2015 levels, from $6.50 to $7.30 per share.

Total Shareholder Return. We believe our compensation program for executive officers helped drive strong performance in our business in 2016. In addition, our TSR beat the NAREIT Equity Index and the S&P 500 indices for the three-year, 10-year and 20-year periods ending December 31, 2016, averaging 14.6% in total annual return since 1996. As illustrated in the following charts, $100 invested in Public Storage on December 31, 2013 would have been valued at $163.35 as of December 31, 2016, and Public Storage TSR has consistently beaten the NAREIT and S&P 500 indices over the long term.

Sustained Shareholder Value (TSR)1

Superior TSR Performance Over the Long Term

[1]	TSR assumes reinvestment of dividends.

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Free Cash Flow and Shareholder Distributions. In 2016, we grew our free cash flow per common share by 9.6% over 2015 levels, which increased our capacity for investments in the business. Annual dividends per common share paid in 2016 also grew by 12.3%. The following chart shows the consistent growth achieved by Public Storage in these two metrics over a ten-year period.

Consistent Growth in Free Cash Flow and Dividends Per Common Share

Compensation Practices Reflective of Financial Discipline. Our focus on pay for performance and emphasis on long-term and at-risk compensation are consistent with the prudent financial management that has allowed us to achieve the highest market capitalization among our public company competitors while maintaining one of the strongest balance sheets in the industry. The following graphic charts the relationship between total capitalization1 and net debt2 as a percentage of total capitalization among Public Storage and our public company competitors.

Unparalleled Financial Flexibility

[1]	As of December 31, 2016.

[2]	Total debt minus total cash, as of December 31, 2016, from the respective companies’ Annual Reports on Forms 10-K.

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Factors Considered by the Compensation Committee in its Compensation Decisions for 2016

2016 Advisory Vote to Approve Executive Compensation. We believe our executive compensation program is appropriately structured to achieve our objective of driving growth in long-term shareholder value. At our 2016 Annual Meeting, almost 98% of the votes cast by shareholders voted to approve our executive compensation practices as described in the proxy statement. The Compensation Committee considered the results of this vote and concluded that its pay for performance philosophy is supported by shareholders, and decided not to make significant changes to our executive compensation programs for 2016.

Compensation Surveys. Each component of compensation we pay to our named executive officers—salary, cash bonuses and equity compensation—is based generally on the Compensation Committee’s (and, for Mr. Havner, the independent trustees’, and for each named executive officer other than himself, Mr. Havner’s) subjective assessment of each individual’s role and responsibilities and consideration of market compensation rates. While market rates are a factor reviewed by the Compensation Committee, we do not “benchmark” or specifically target certain levels of compensation.

Historically for our executive officers, the Compensation Committee determined market compensation rates by reviewing public disclosures of compensation paid to senior executive officers by other companies (especially REITs) of comparable size and market capitalization. In 2015, the Compensation Committee retained an independent compensation consultant, FW Cook, to prepare an updated market compensation survey for our executive officers. FW Cook’s study was completed in Q2 2015 and was further updated in February 2016 with more current publicly available information. Among other data, the study included information concerning executive officer compensation at two peer groups of companies, one consisting of 15 REITs and the other consisting of 12 retail companies, as follows:

REIT Peers
American Tower	Health Care REIT
Avalon Bay Communities	Host Hotels & Resorts
Boston Properties	Prologis
Crown Castle	Simon Property Group
Equity Residential	Ventas
Essex Property Trust	Vornado Realty Trust
General Growth	Weyerhaeuser
HCP

Retail Peers
AutoNation	Dollar Tree
AutoZone	Domino’s
Big Lots	Kohl’s
CarMax	O’Reilly Auto
Chipotle	Penske Auto
Dollar General	YUM Brands

The Compensation Committee considered the comparability of the peer group companies identified by FW Cook and based its 2015 compensation decisions in part on its review of the broad range of information presented in the report. The Compensation Committee also considered the updated compensation survey results at its February 2016 meeting and decided not to make any additional changes to our named executive officer compensation.

Role of Management. In general, Mr. Havner attends all meetings of the Compensation Committee at which (1) compensation of the other named executive officers is discussed or (2) Company-wide compensation matters, such as consideration of a new equity plan, are discussed.

Mr. Havner does not vote on items before the Compensation Committee and was not present during the Committee’s discussion and determination of his compensation. The Compensation Committee and the Board solicit Mr. Havner’s views on the performance of the executive officers reporting to him, including each of the other named executive officers, and consider his recommendations with respect to the compensation paid to each such officer. The Compensation

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Committee also considers input from Mr. Havner with respect to his compensation.

Framework for CEO and Other Executive Compensation. The Compensation Committee solicits the views of the Board as to compensation of all named executive officers, particularly with respect to the compensation of Mr. Havner. For named executive officers other than the CEO, the Compensation Committee generally sets their base salaries, bonus and equity compensation after consideration of the recommendations prepared by Mr. Havner with respect to the appropriate amounts to reward and incentivize each officer.

During 2012, the Compensation Committee considered a new compensation package for Mr. Havner in his role as the Chairman, Chief Executive Officer and President, following the expiration of a three-year compensation program approved in 2008. In connection with that consideration, the Compensation Committee retained FW Cook to provide comparative information on peer group compensation practices for the Chairman, Chief Executive Officer and other executive officers, as well as directional suggestions for Mr. Havner’s compensation program. Based on its review and analysis of the information provided by FW Cook and other publicly available information, the Compensation Committee approved Mr. Havner’s compensation program in July 2012 as consisting of the following features:

●	Mr. Havner’s annual base salary continued to be set at $1 million;

●	Mr. Havner’s annual incentive award, assuming achievement of performance criteria set by the Compensation Committee, ranged from a minimum of $1 million paid in cash plus 25,000 RSUs to a maximum of $2 million paid in cash plus 50,000 RSUs; and

●	Mr. Havner is entitled to receive an annual option grant for 100,000 shares of Common Stock.

As discussed above, FW Cook was retained in 2015 to prepare a compensation study for executive officer positions. In February 2015, based on its review of FW Cook’s 2015 report and other publicly available information, the Compensation Committee decided to keep all features of Mr. Havner’s compensation program approved in 2012 unchanged, except that the maximum annual cash incentive award payable to Mr. Havner was increased from $2 million to $3 million.

The Compensation Committee engaged and oversaw FW Cook directly. FW Cook provided services only to the Compensation Committee and did not provide any other services to the Company in 2016.

2016 Compensation Targets

The Compensation Committee designed its incentive compensation programs for 2016 to focus management on growing our business.

2016 Annual Cash Incentive Targets. Consistent with its pay for performance philosophy, the Compensation Committee in early 2016 set the achievement of at least (i) 3% year-over-year increases in each of 2016 same store revenues and free cash flow per share and (ii) 5% increase in Core FFO per share as the performance goals for payment of 2016 bonuses for the Chief Executive Officer and his team. Bonus target amounts for all named executive officers reporting to Mr. Havner other than Mr. Reyes were set at 100% of base salary (including for Mr. Russell, a pro rata portion of which was awarded in connection with his joining the Company in July 2016). Mr. Reyes’ bonus target was set at $1 million. The Compensation Committee considered that these goals might be challenging in light of uncertain conditions in the self-storage industry in the United States, but concluded that they were achievable.

For purposes of these targets, Core FFO is a non- GAAP measure that represents net income before depreciation expense, gains and losses on real estate assets, foreign currency gains and losses, the application of EITF D-42 to the redemption of securities and certain other items. Free cash flow is a non-GAAP measure that represents Core FFO with non-cash share-based compensation expense added back, less capital expenditures for the maintenance of our facilities. Refer to the Appendix to this proxy statement for reconciliations and other information regarding Core FFO.

The Compensation Committee did not assign any specific numerical targets or weights to the three

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performance goals other than achieving gains during 2016 of at least 3% year-over-year for same store revenues and free cash flow per share and 5% year-over-year for Core FFO per share. The Compensation Committee also did not establish targets for the amount of increase required in any of the three performance metrics as a condition to earning a particular level of bonus. Upon achievement of the target in each of the three metrics, the Compensation Committee is required to approve a bonus award but has the discretion to reduce the amount payable below the maximum amount set for purposes of Section 162(m), under which all named executive officer bonus amounts were capped at 15 times base salary, with the exception of Mr. Havner and Mr. Reyes, who were capped at $15 million.

2016 Performance-Based RSU Targets. Also in early 2016, the Compensation Committee set the minimum performance level for awards of RSUs at the achievement of at least 4.0% growth in same store revenues, and established the following potential award levels:

2016 Same Store Revenue Growth	Grant Award levels
5.5% and above	200% of Target
5.0% and below 5.5%	150% of Target
4.5% and below 5.0%	100% of Target
4.0% and below 4.5%	50% of Target
Below 4.0%	No Award

2016 Compensation Decisions

In early 2017, the Compensation Committee considered that senior management exceeded each of the targets set for 2016 compensation, with year-over-year increases in same store revenues of 5.5%, free cash flow per share of 9.6% and Core FFO per share of 10.0%. As a result, the Compensation Committee made the following decisions with respect to 2016 compensation, which are discussed in detail below:

●	With the exception of Mr. Russell, who joined the Company in July 2016, base salaries remain unchanged from 2015 levels and for Messrs. Havner and Reyes, continue to be frozen at 2008 levels;
●	In recognition of Mr. Havner’s success in achieving our corporate goals and driving shareholder value during 2016, the Compensation Committee approved a cash bonus of $3 million, an award of 50,000 RSUs and options to acquire 100,000 shares of Common Stock. However, Mr. Havner accepted and received only $2 million of the approved $3 million cash bonus;

●	In recognition of their contributions to the Company’s strong financial condition and results, the Compensation Committee awarded to Messrs. Russell, Reyes and Doll options to acquire 20,000, 60,000 and 25,000 shares of Common Stock, respectively;

●	As a result of the Company’s achievement of the performance targets, bonuses for the named executive officers reporting to Mr. Havner other than Mr. Russell were paid at between 158% and 200% of their respective target amounts. Mr. Russell received a bonus equal to $300,000 in connection with his appointment as President in July 2016; and

●	Performance-based RSUs were awarded to eligible named executive officers reporting to Mr. Havner as a result of the Company’s achievement of performance targets that qualified for awards at 200% of the targeted levels, but only Mr. Doll received awards at the full 200% of target level. Mr. Reyes received 24,000 RSUs, constituting 120% of his targeted opportunity and Mr. Doll received 12,000 RSUs, constituting 200% of his targeted opportunity. Mr. Russell received 10,000 RSUs in connection with his appointment as President in July 2016, and Ms. Krol received no RSU award in light of her expected retirement in 2017.

Base Salaries. The Compensation Committee’s philosophy is to weigh executive officer compensation more heavily towards performance-based, at-risk compensation. This reflects the Committee’s view that a substantial portion of management compensation should be incentive compensation that is paid only if performance targets are met. Consistent with that philosophy, the Compensation Committee maintained base salaries at 2015 levels for all named

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executive officers other than Mr. Russell. As disclosed in our Form 8-K filed with the SEC on June 17, 2016, Mr. Russell’s annual base salary was set at $600,000.

Annual Cash Incentives. Based on the achievement of the annual incentive performance targets set for 2016, the Compensation Committee awarded bonuses to all named executive officers. Because these awards were based on pre-established performance goals, they are presented in the Summary Compensation Table on page 42 as “Non-Equity Incentive Plan Compensation.”

In determining the actual amount of Mr. Havner’s bonus, the Compensation Committee considered Mr. Havner’s leadership in achieving the Company’s strong results. At the conclusion of its review and discussion, the Compensation Committee approved a cash bonus of $3 million together with an award of 50,000 RSUs for Mr. Havner’s 2016 performance, consistent with bonus targets and the compensation program approved by the Compensation Committee in February 2016. However, Mr. Havner accepted and received only $2 million of the approved $3 million cash bonus.

The Compensation Committee also considered the recommendations of Mr. Havner with respect to the appropriate cash bonuses to be paid to the other named executive officers for their contributions in exceeding the 2016 performance targets. In determining his recommendations, Mr. Havner compiled information as to each executive officer’s responsibilities and achievements and his subjective assessment of the individual performance of each named executive officer.

Mr. Havner’s recommendations were at or above the target bonus amounts, depending on his assessment of each individual’s performance. Based on its review of the Company’s performance against the previously established goals and after consideration of the information and recommendations provided by Mr. Havner, the Compensation Committee approved cash bonuses for 2016 performance as follows: Mr. Reyes, $2 million (200% of target); Mr. Doll, $1 million (190% of target); and Ms. Krol, $750,000 (158% of target). As discussed above, Mr. Russell received a bonus of $300,000 in connection with his appointment as President in July 2016. Each of the foregoing bonuses was below the maximum previously set by the Compensation Committee for Section 162(m) purposes.

2016 Performance-Based RSUs. The performance-based RSUs awarded for 2016 performance were based on achieving a targeted level of growth in year-over-year same store revenues. These awards were granted in early 2017 following a determination that the minimum performance goals were achieved, although the Compensation Committee retained the discretion to reduce the awards based on an executive officer’s performance during the year, irrespective of the Company meeting the growth targets. The Compensation Committee also determined that any RSUs awarded under the program would vest in eight equal annual installments beginning in March 2018 and then on the second through eighth anniversaries of the grant date.

Actual 2016 same store revenue growth was 5.5%, which qualified eligible named executive officers for RSU awards at the 200% of target level. However, Mr. Reyes was awarded 24,000 RSUs, which amounted to 120% of his targeted opportunity. Mr. Doll was awarded 12,000 RSUs, which amounted to 200% of his targeted opportunity, and Ms. Krol received no RSU award in light of her expected retirement in 2017. Finally, as disclosed in our Form 8-K filed with the SEC on June 17, 2016, Mr. Russell received a grant of 10,000 RSUs, vesting in five equal annual installments, when he joined the Company in July 2016.

2016 Options. In early 2017, the Compensation Committee awarded Messrs. Havner, Russell, Reyes and Doll options to acquire 100,000, 20,000, 60,000 and 25,000 shares of Common Stock, respectively. And as disclosed in our Form 8-K filed with the SEC on June 17, 2016, Mr. Russell received a grant of options to acquire 25,000 shares of Common Stock when he joined the Company in July 2016.

All stock option awards vest in equal annual installments over five years beginning one year from the date of grant, and expire ten years from the date of grant. Stock options have value solely to the extent that the price of our Common Stock at the time of exercise is greater than the exercise price of the option. All stock options were granted with an exercise price at the fair market value of our

Public Storage • 2017 Proxy Statement • 39

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Common Stock on the date of grant. The Compensation Committee granted these stock options in order to help the Company retain these executive officers.

Performance-Based and At-Risk Compensation

The following charts depict for Mr. Havner, our Chief Executive Officer, and for our four other named executive officers, the split between (i) compensation that is tied to the achievement of performance goals, consisting of long-term equity incentive compensation in the form of RSUs and short-term non-equity incentive compensation in the form of cash bonuses and (ii) compensation that is not tied to performance goals, consisting of base salary, long-term equity incentive compensation in the form of options and all other compensation. We believe that paying a significantly larger percentage of total compensation to our CEO and other NEOs in performance-based cash and equity awards, as depicted below, properly aligns with our compensation objectives.

Appointment of Joseph D. Russell, Jr. as President

On June 17, 2016, the Board approved the appointment of Joseph D. Russell, Jr. as President of the Company, effective July 1, 2016. In connection with his appointment, Mr. Russell’s annual base salary and target bonus were set at $600,000 and 100% of annual base salary, respectively. Mr. Russell received a pro rata portion of his targeted bonus in connection with his joining the Company in July 2016. He was also granted an option to acquire 25,000 shares of Common Stock and 10,000 RSUs, each subject to vesting in equal installments over five years.

2017 Compensation Outlook

We expect the operating environment in 2017 to be challenging for a variety of reasons. We are experiencing softness in demand in several of our major markets due to local economic conditions and, in certain areas, increased supply of newly constructed self-storage facilities.

Given these expectations, the Compensation Committee made the following decisions with respect to 2017 compensation for named executive officers:

●	Base salaries for Messrs. Havner and Reyes are again frozen at 2008 levels to weigh total compensation more heavily towards incentive compensation.

●	Base salaries for Mr. Russell, Mr. Doll and Ms. Krol remain at their current levels, $600,000, $525,000 and $475,000, respectively.

●	Mr. Havner’s bonus target amounts remain unchanged and range from a minimum of $1 million cash plus an award of 25,000 RSUs to a maximum of $3 million cash plus an award of 50,000 RSUs, subject to the limits of Section 162(m) and the Company’s equity plan.

●	Bonus target amounts for the named executive officers reporting to Mr. Havner are as follows:

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Messrs. Reyes, Russell and Doll, $800,000, $600,000, and $525,000, respectively; and Ms. Krol, $475,000.

●	For purposes of Section 162(m), all named executive officer bonus amounts are capped at 15 times annual base salary, with the exception of Mr. Havner and Mr. Reyes who are capped at $15 million.

●	The threshold for payment of bonuses is again tied to achieving targeted levels of growth in same store revenues, Core FFO per share and free cash flow per share.

●	The Compensation Committee renewed the performance-based RSU plan designed to focus senior management other than Mr. Havner on growing same store revenues. In February 2017, the Compensation Committee approved a similar RSU plan for 2017 based on year-over-year growth in same store revenues and approved targets at the 100% level for RSU awards as follows: Mr. Reyes, 16,000; Mr. Russell, 7,500; and Mr. Doll, 6,000. The Compensation Committee also established a minimum award level subject to achievement of at least 3% growth in Core FFO per share at the following levels: Mr. Reyes, 12,000; Mr. Russell, 5,000; and Mr. Doll, 4,000. If awarded in early 2018, all performance-based RSUs will vest in equal installments over eight years starting on the first through eighth anniversaries of the grant date.

Compensation Committee Report

The Compensation Committee of the Board of Trustees of Public Storage has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of Public Storage for the fiscal year ended December 31, 2016. This report is provided by the following independent trustees, who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE
Daniel C. Staton (Chairman)
Uri P. Harkham
Ronald P. Spogli

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Executive Compensation Tables

I. Summary Compensation Table

The following table sets forth information concerning the compensation earned by each of our named executive officers for the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Ronald L. Havner, Jr.	2016	$1,000,000	$-	$5,840,000	$2,368,000	$2,000,000	$10,600	$11,218,600
Chairman of the Board	2015	1,000,000	-	5,079,000	1,912,000	2,500,000	10,600	10,501,600
and Chief Executive Officer	2014	1,000,000	-	4,167,800	1,831,000	2,000,000	10,400	9,009,200
John Reyes	2016	600,000	-	9,344,000	2,368,000	2,000,000	10,600	14,322,600
Senior Vice President and	2015	600,000	-	8,126,400	1,912,000	1,800,000	10,600	12,449,000
Chief Financial Officer	2014	600,000	-	5,001,300	1,831,000	1,800,000	10,400	9,242,700
Joseph D. Russell, Jr.	2016	300,000	300,000	2,538,000	787,000	-	-	3,925,000
President	2015	-	-	-	-	-	-	-
	2014	-	-	-	-	-	-	-
David F. Doll	2016	525,000	-	2,803,000	-	1,000,000	10,600	4,338,600
Senior Vice President and	2015	525,000	-	2,437,920	-	1,000,000	10,600	3,973,520
President, Real Estate Group	2014	350,000	-	1,500,400	1,690,000	1,000,000	10,400	4,550,800
Candace N. Krol	2016	475,000	-	1,401,000	-	750,000	10,600	2,636,600
Senior Vice President and	2015	381,250	-	1,218,960	-	475,000	15,600	2,090,810
Chief Human Resources Officer	2014	275,000	-	750,200	1,267,500	275,000	10,400	2,578,100

(1)	Mr. Russell’s annualized salary for 2016 was $600,000.

(2)	The amount shown in this column reflects the bonus awarded to Mr. Russell in connection with his appointment as President in July 2016.

(3)	The values reflected in this column relate to awards subject to performance conditions. For Mr. Reyes, Mr. Russell, Mr. Doll and Ms. Krol, the amounts shown in 2016 relate to RSU awards that were subject to satisfaction of performance conditions assuming achievement of such conditions at the maximum “200% of Target Award” level, and reflect the fair value of such RSU awards as of the respective grant dates in February 2016. For Mr. Havner, the amount shown in 2016 relates to an RSU award pursuant to his annual incentive plan (which is paid part in cash and part in RSUs) that was subject to performance criteria assuming achievement at the minimum level. In February 2017, the Compensation Committee determined that 2016 performance did in fact qualify eligible named executive officers to the maximum “200% of Target Award” level. The number of RSUs actually awarded in early 2017, their grant date fair values and percentages of target are as follows: Mr. Havner, 50,000 RSUs ($11,680,000 or 200%); Mr. Reyes, 24,000 RSUs ($5,606,400 or 120%), Mr. Doll, 12,000 RSUs ($2,803,000 or 200%). The amount shown for Mr. Russell in 2016 represents the grant date fair value of the 10,000 RSUs awarded in connection with his appointment as President in July 2016. No RSUs were awarded to Ms. Krol in light of her expected retirement in 2017. All holders of RSUs receive payments equal to any dividends paid on the Common Stock.

(4)	The amounts shown in this column reflect the grant date fair value of stock option awards. The amount shown for Mr. Russell represents the grant date fair value of the option to acquire 25,000 shares of Common Stock awarded in connection with his appointment as President in July 2016. For further discussion concerning the assumptions used in this valuation, refer to Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K.

(5)	The amounts shown in this column reflect annual cash incentive awards for named executive officers that are based on pre-established performance targets set early in the year and, therefore, under SEC rules are classified as non-equity incentive plan compensation. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion of the 2016 performance targets.

(6)	The amounts shown in this column for all named executive officers reflect contributions to each officer’s 401(k) Plan account (3% of the annual cash compensation up to a maximum of $10,600 for 2015 and 2016). Mr. Russell was not eligible for Company match on his 401(k) Plan account in 2016. The amount shown for Ms. Krol in 2015 includes a $5,000 payment for attending in person a meeting of the board of directors for the Company’s insurance subsidiary.

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II. Grants of Plan-Based Awards

The following table sets forth information relating to stock options and RSUs granted pursuant to our equity incentive plans and annual executive opportunity awarded as part of our annual performance bonus during the year ended December 31, 2016 to each of our named executive officers.

		Estimated Future					All Other
		Payouts Under Non-					Option	Exercise
		Equity Incentive Plan		Estimated Future Payouts Under			Awards:	or Base
		Awards (2)		Equity Incentive Plan Awards			Number of	Price of	Grant Date Fair
							Securities	Option	Value of Stock
Name	Grant Date (1)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Underlying Options (#)	Awards ($ Sh)	and Option Awards ($) (4)
Ronald L. Havner, Jr.
Annual Incentive (3)	02/15/16	1,000,000	3,000,000	-	-	-	-	-	-
Annual Incentive (3)	02/15/16	-	-	25,000	25,000	50,000	-	-	5,840,000
Options (5)	02/15/16	-	-	-	-	-	100,000	233.61	2,368,000
John Reyes
Annual Incentive	02/15/16	1,000,000	15,000,000	-	-	-	-	-	-
RSUs	02/15/16	-	-	10,000	20,000	40,000	-	-	9,344,000
Options (5)	02/15/16	-	-	-	-	-	100,000	233.61	2,368,000
Joseph D. Russell, Jr.
Annual Incentive	07/01/16	600,000	600,000	-	-	-	-	-	-
RSUs	07/01/16	-	-	-	10,000	-	-	-	2,538,000
Options (5)	07/01/16	-	-	-	-	-	25,000	253.84	787,000
David F. Doll
Annual Incentive	02/15/16	525,000	7,875,000	-	-	-	-	-	-
RSUs	02/15/16	-	-	3,000	6,000	12,000	-	-	2,803,000
Candace N. Krol
Annual Incentive	02/15/16	475,000	7,125,000	-	-	-	-	-	-
RSUs	02/15/16	-	-	1,500	3,000	6,000	-	-	1,401,000

(1)	Pursuant to applicable accounting rules, and with the exception of the grants to Mr. Russell, (i) the grant dates for the RSUs referred to in this table are the dates the Compensation Committee took the action to establish the targets for the potential awards and (ii) the grant dates for the options referred to in this table are the dates such options were actually awarded. The grant date shown for Mr. Russell is the date of the agreements for the awards of options and RSUs granted as part of his compensation package in connection with his appointment as President of the Company.

(2)	The amounts shown in these columns represent the range of possible annual cash incentive payouts and stock awards pursuant to the Public Storage Performance-Based Compensation Plan based upon achievement of performance targets, except for Mr. Russell. The amount shown for Mr. Russell was established as part of his compensation package in connection with his appointment as President in July 2016. See footnotes to the Summary Compensation Table on page 42 for information regarding the 2016 annual cash incentive payouts and the performance-based RSUs awarded to Mr. Russell.

(3)	Mr. Havner’s annual incentive is paid part in cash and part in RSUs.

(4)	Amounts shown in this column reflect the fair value of stock and option awards computed as of the grant dates noted on this table. The fair value of stock awards is calculated by multiplying the fair market value of our Common Stock on the grant date by the probable number of shares awarded, which for Mr. Reyes, Mr. Doll and Ms. Krol was assumed to be at the maximum “200% of Target Award” level and for Mr. Havner was assumed to be 25,000 RSUs. The amounts shown for Mr. Russell reflect the fair value of stock and option awards established as part of his compensation package in connection with his appointment as President in July 2016, computed as of the grant date. Stock awards receive dividends as and when and at the same rate paid to all common shareholders of Public Storage. See footnotes to the Summary Compensation Table for information on the fair value of the performance-based RSU awards for Mr. Havner if the maximum value had been assumed.

(5)	Stock options granted to each of Messrs. Havner, Reyes and Russell vest in five equal annual installments beginning on the first anniversary after the grant date.

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III. Option Exercises and Stock Vested in 2016

The following table provides information about options exercised by and RSU awards vested for the named executive officers during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting (3)
Ronald L. Havner, Jr.	-	$-	27,500	(2)	$6,958,400
John Reyes	140,000	16,566,536	23,375		5,897,319
Joseph D. Russell, Jr.	-	-	-		-
David F. Doll	20,000	1,348,010	8,650		2,178,981
Candace N. Krol	15,000	1,052,304	7,150		1,798,035

(1)	Value realized represents the difference between the market price of the Company stock at the time of exercise and the exercise price of the options. Does not reflect any tax or other required withholdings.

(2)	Includes the 10,000 shares of Common Stock that vested on April 1, 2016 which Mr. Havner elected to defer receipt.

(3)	Value realized was calculated by multiplying the number of shares vesting by the closing price of our Common Stock on the NYSE on the vesting date as follows:

Name	RSU Vesting Date	Fair Market Value of PSA
Ronald L. Havner, Jr.	02/20/16	$253.64
	02/19/16	251.97
John Reyes	02/20/16	253.64
	02/27/16	249.49
	02/28/16	249.49
	02/19/16	251.97
David F. Doll	02/20/16	253.64
	02/27/16	249.49
	02/28/16	249.49
	02/19/16	251.97
Candace N. Krol	02/20/16	253.64
	02/27/16	249.49
	02/28/16	249.49
	02/19/16	251.97

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IV. Outstanding Equity Awards in 2016

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2016.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (5)		Market Value of Shares of Stock that Have Not Vested ($) (5)
Ronald L. Havner, Jr.	02/15/16	-	(1)	100,000	(1)	233.61	02/15/26	50,000	(4)	11,175,000
	02/19/15	20,000	(1)	80,000	(1)	198.79	02/19/25	40,000	(2)	8,940,000
	02/20/14	40,000	(1)	60,000	(1)	166.71	02/20/24	27,987	(1)	6,255,095
	02/21/13	60,000	(1)	40,000	(1)	152.01	02/21/23	-		-
	02/20/13	-		-		-	-	15,000	(1)	3,352,500
	03/02/09	100,000	(3)	-		50.30	03/02/19	-		-
	12/08/07	83,000	(3)	-		81.81	12/08/17	-		-
	TOTAL	303,000		280,000				132,987		29,722,595
John Reyes	02/19/16	-		-		-	-	40,000	(4)	8,940,000
	02/15/16	-		100,000	(1)	233.61	02/15/26	-		-
	02/19/15	20,000	(1)	80,000	(1)	198.79	02/19/25	32,000	(1)	7,152,000
	02/20/14	40,000	(1)	60,000	(1)	166.71	02/20/24	24,000	(1)	5,364,000
	02/21/13	60,000	(1)	40,000	(1)	152.01	02/21/23	-		-
	02/20/13	-		-		-	-	6,000	(1)	1,341,000
	02/27/08	250,000	(1)	-		80.48	02/27/18	-		-
	TOTAL	370,000		280,000				102,000		22,797,000
Joseph D. Russell, Jr.	07/01/16	-		25,000	(1)	253.84	07/01/26	10,000	(1)	2,235,000
	TOTAL	-		25,000				10,000		2,235,000
David F. Doll	02/19/16	-		-		-	-	12,000	(4)	2,682,000
	02/19/15	-		-		-	-	9,600	(1)	2,145,600
	12/31/14	20,000	(1)	60,000	(1)	184.85	12/31/24	-		-
	02/20/14	-		-		-	-	7,200	(1)	1,609,200
	02/20/13	-		-		-	-	2,400	(1)	536,400
	TOTAL	20,000		60,000				31,200		6,973,200
Candace N. Krol	02/19/16	-		-		-	-	6,000		1,341,000
	02/19/15	-		-		-	-	4,800	(1)	1,072,800
	12/31/14	15,000	(1)	45,000	(1)	184.85	12/31/24	-		-
	02/20/14	-		-		-	-	3,600	(1)	804,600
	02/20/13	-		-		-	-	3,000	(1)	670,500
	TOTAL	15,000		45,000				17,400		3,888,900

(1)	These options or RSUs vest in five equal annual installments, beginning one year from the award date.

(2)	These RSUs vest over five years in equal installments beginning one year from the award date. Mr. Havner elected to defer receipt of 10,000 RSUs that vested on April 1, 2016.

(3)	These options or RSUs vest in three equal annual installments, beginning one year from the award date.

(4)	These options or RSUs vest in eight equal installments, beginning one year from the award date.

(5)	Stock awards consist of RSUs granted to the named executive officers, and the values shown assume a price of $223.50 per share, the closing price for our Common Stock on the NYSE on December 30, 2016.

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V. Potential Payments Upon Termination or Change in Control

Payments Upon Termination. We do not have employment agreements with any named executive officer that provide for future payments upon termination of employment with the Company.

We do not have a formal severance or retirement program for payments on termination of employment, whether through voluntary or involuntary termination, other than as specifically set forth in our Performance-Based Compensation Plan, 2001 Plan, 2007 Plan, 401(k) Plan or as required by law. The following indicate our general practices:

●	any vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment;

●	all unvested stock options, restricted shares and/or RSUs are forfeited (except in the case of death or disability); and

●	accrued and unused vacation pay is paid in a lump sum.

Payments Upon Death or Disability. In the event of the death or permanent and total disability of a named executive officer:

●	all outstanding unvested stock options and unvested RSUs accelerate and vest upon the officer’s death or permanent and total disability;

●	all such stock options may be exercised during the one-year period following the date of death or permanent and total disability (but before the termination date of the option); and

●	the officer or his/her estate will receive payments under Public Storage’s life insurance program or disability plan, as applicable.

Payments Upon a Change in Control. Our applicable equity plans provide that upon the occurrence of a “change of control” of Public Storage, all outstanding RSUs and restricted share grants vest immediately and all outstanding stock options vest 15 days before the effective date of a “change of control” and are exercisable during such 15-day period.

A “change of control” is defined in the plans to include generally the following:

●	the dissolution or liquidation of Public Storage or merger in which Public Storage does not survive;

●	the sale of substantially all Public Storage assets; or

●	merger in which the Company is the surviving corporation but after which the Company’s shareholders immediately prior to such merger cease to own their shares or other equity interest in the Company; or

●	any transaction that results in any person or entity owning 30% or more of the combined voting power of all classes of our shares.

These accelerated payments do not apply if provision is made for continuation of the equity plan or substitution of new options, restricted shares and RSUs or a majority of our Board determines that the “change of control” will not trigger application of these acceleration provisions.

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The following table shows the estimated value of the acceleration of vesting of unvested equity awards pursuant to the termination events described above assuming the event occurred as of December 31, 2016 and using the value of our Common Stock on December 30, 2016 of $223.50 per share.

Name	Value of all outstanding unvested options (1)	Value of all outstanding unvested RSUs (2)	Total

Ronald L. Havner, Jr.	$8,243,800	$29,722,595	$37,966,395

John Reyes	8,243,800	22,797,000	31,040,800

Joseph D. Russell, Jr.	-	2,235,000	2,235,000

David F. Doll	2,319,000	6,973,200	9,292,200

Candace N. Krol	1,739,250	3,888,900	5,628,150

(1)	Represents the difference between the exercise price of unvested options held by the executive and the closing price of our Common Stock on the NYSE on December 30, 2016.

(2)	Represents the number of unvested RSUs multiplied by the closing price of our Common Stock on the NYSE on December 30, 2016. Includes unvested portion of performance-based RSU awards. The amount shown for Mr. Havner does not include the 10,000 shares of Common Stock that vested on April 1, 2016 which Mr. Havner elected to defer receipt.

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Share Ownership of Trustees and Management

Our stock ownership policies provide guidelines for share ownership for trustees and executive officers, as described on pages 22 and 33. The following table sets forth information as of March 1, 2017 concerning the beneficial ownership of shares of Common Stock by each of our trustees, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated persons who were executive officers of the Company on December 31, 2016 and all trustees and executive officers as a group. Except as otherwise indicated and subject to applicable community property and similar statutes, each trustee and executive officer has sole voting and investment power over his or her shares.

Name	Common Shares Beneficially Owned (1)		Percent of Class (1)

Ronald L. Havner, Jr.	499,643	(2)	*

Tamara Hughes Gustavson	18,502,881	(3)	10.66%

Uri P. Harkham	56,074	(4)	*

B. Wayne Hughes, Jr.	5,148,552	(5)	2.97%

Avedick Poladian	43,665		*

Gary E. Pruitt	45,015		*

Ronald P. Spogli	16,665		*

Daniel C. Staton	52,017		*

Joseph D. Russell, Jr.	0

John Reyes	537,210		*

David F. Doll	47,950		*

Candace N. Krol	43,742		*

All trustees and executive officers as a group (13 persons)	25,014,572	(2)(3)(4)(5)(6)	14.42%
*	Less than 1%

(1)	Represents shares of Common Stock beneficially owned as of March 1, 2017 and includes options to purchase shares of Common Stock exercisable within 60 days of March 1, 2017 as follows: R. Havner, 383,000 shares; T. Gustavson, 46,665 shares; U. Harkham, 21,665 shares; B. Hughes, Jr., 36,665 shares; A. Poladian, 41,665 shares; G. Pruitt, 41,665 shares; R. Spogli, 16,665 shares; D. Staton, 18,332 shares; J. Reyes, 450,000 shares; D. Doll, 20,000 shares; C. Krol, 15,000 shares. Includes the 10,000 RSUs scheduled to vest on April 1, 2016 for Mr. Havner but which receipt of shares has been deferred. See footnote 2 below.

(2)	Mr. Havner’s holdings held in a joint account with Mr. Havner’s spouse, other than shares of Common Stock in 401(k) accounts or IRAs, are held in a margin brokerage account. Includes the 10,000 RSUs scheduled to vest on April 1, 2016. In accordance with the terms of the 2007 Plan, Mr. Havner elected to defer the receipt of these shares in ten equal annual installments beginning on April 1, 2021.

(3)	Includes 11,348 shares of Common Stock held jointly by Ms. Gustavson and Mr. Hughes, Jr. as to which they share investment power. Also includes (i) 895,390 shares of Common Stock held by Ms. Gustavson’s son, of which 150,000 shares were pledged to an institutional lender as security by her son and (ii) 200,000 shares of Common Stock held by GLG Equities, LLC, a single member limited liability company wholly owned by Ms. Gustavson’s daughter, of which 150,000 shares were pledged to an institutional lender as security by her daughter. These pledges by Ms. Gustavson’s children represent approximately 1.6% of Ms. Gustavson’s shares of Common Stock.

(4)	Includes 26,000 shares of Common Stock (approximately 46.3% of his shares of Common Stock) held by Uri P. Harkham that were pledged to an institutional lender as security.

(5)	Includes 11,348 shares of Common Stock held jointly by Mr. Hughes, Jr. and Ms. Gustavson as to which they share investment power. Also includes 1,090,000 shares of Common Stock (approximately 21.1% of his shares of Common Stock) held by B. Wayne Hughes, Jr. that were pledged to an institutional lender as security.

(6)	Includes shares of Common Stock held of record or beneficially by members of the immediate family of executive officers of the Company and shares represented by units credited to the accounts of the executive officers of Public Storage that are held in the 401(k) Plan.

Public Storage • 2017 Proxy Statement • 48

Proposal 2

The following table sets forth information as of the dates indicated with respect to persons known to us to be the beneficial owners of more than 5% of the outstanding shares of Common Stock:

	Shares of Common Stock Beneficially Owned

Name and Address	Number of Shares	Percent of Class

B. Wayne Hughes (1)	1,241,380	*

B. Wayne Hughes, Jr. (1)	5,137,204	2.96%

Tamara Hughes Gustavson (1)	18,491,533	10.66%

B. Wayne Hughes, Jr. and Tamara Hughes Gustavson (1)	11,348	*

Total	24,881,465	14.34%

The Vanguard Group

100 Vanguard Blvd.

Malvern, PA 19355 (2)	20,951,865	12.08%

BlackRock, Inc.

55 East 52nd Street

New York, NY 10055 (3)	13,937,016	8.03%

Vanguard Specialized Funds -- Vanguard REIT Index Fund

100 Vanguard Blvd.

Malvern, PA 19355 (4)	11,183,136	6.45%

FMR LLC

245 Summer Street

Boston, MA 02210 (5)	9,152,434	5.27%

State Street Corporation

One Lincoln Street

Boston, MA 02111 (6)	8,805,136	5.07%

*	Less than 1%

(1)	This information is as of March 1, 2017. B. Wayne Hughes, B. Wayne Hughes, Jr. and Tamara Hughes Gustavson have filed a joint Schedule 13D, as amended most recently on June 12, 2015, to report their collective ownership of shares of Common Stock and may constitute a “group” within the meaning of section 13(d) (3) of the Exchange Act, although each of these persons disclaims beneficial ownership of the shares of Common Stock owned by the others. The address for the Hughes Family is 701 Western Avenue, Glendale, California 91201-2349. The number of shares of Common Stock owned also reflects transactions reported on Forms 4 since the most recent Schedule 13D amendment was filed.

(2)	This information is as of December 31, 2016 and is based on a Schedule 13G/A filed on February 13, 2017 by The Vanguard Group to report that it (including affiliates) has sole voting power with respect to 415,386 shares of Common Stock, shared voting power with respect to 189,240 shares of Common Stock, sole dispositive power with respect to 20,531,699 shares of Common Stock and shared dispositive power with respect to 420,166 shares of Common Stock. These are additional shares held under the Vanguard family of funds.

(3)	This information is as of December 31, 2016 and is based on a Schedule 13G/A filed on January 25, 2017 by BlackRock, Inc. to report that it (including affiliates) has sole voting with respect to 12,642,292 shares of Common Stock and sole dispositive power with respect to 13,937,016 shares of Common Stock.

(4)	This information is as of December 31, 2016 and is based on a Schedule 13G/A filed on February 13, 2017 by Vanguard Specialized Funds to report that it has sole voting power with respect to 11,183,136 shares of Common Stock.

(5)	This information is as of December 31, 2016 and is based on a Schedule 13G filed on February 14, 2017 by FMR LLC to report that it (including affiliates) has sole voting power with respect to 4,253,004 shares of Common Stock and sole dispositive power with respect to 9,152,434 shares of Common Stock.

(6)	This information is as of December 31, 2016 and is based on a Schedule 13G filed on February 8, 2017 by State Street Corporation to report that it (including affiliates) has shared voting power with respect to 8,805,136 shares of Common Stock and shared dispositive power with respect to 8,805,136 shares of Common Stock.

Public Storage • 2017 Proxy Statement • 49

Proposal 2

Additional information about our Trustees and Executive Officers

Anti-Hedging Policy

Our insider trading policy includes an anti-hedging provision that prohibits trustees, officers and employees from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company. The objective of this policy is to enhance alignment between the interests of our trustees, officers and employees and those of our shareholders.

Policy Regarding Pledging of Shares

Our securities trading policy discourages (but does not prohibit) the pledging of shares of Common Stock by insiders. We have considered the pledges of shares of Common Stock by Mr. Hughes, Jr., Mr. Harkham and Ms. Gustavson in light of the Company’s securities trading policy and the position of ISS, which is that pledges of shares of Common Stock by insiders may adversely affect shareholders if the insiders are forced to sell their shares of Common Stock. Our belief is that the existing pledge arrangements do not present a significant risk of lender foreclosure or an unexpected sale of large volumes of Common Stock on the open market.

Our Board is of the view that these arrangements are unlikely to result in adverse effects to shareholders as Mr. Hughes, Jr. and Ms. Gustavson each owns a greater number of shares of Common Stock that are not pledged, and Mr. Harkham’s pledges cover a relatively small number of shares. Additionally, Mr. Hughes, Jr.’s program of pledging shares of Common Stock generally predates the ISS’ anti-pledging policy, and none of Mr. Hughes, Jr.’s, Mr. Harkham’s or Ms. Gustavson’s pledges are part of a hedging strategy. Our Board also recognizes that maintaining these existing pledging arrangements allow Mr. Hughes, Jr. and Mr. Harkham to pursue their respective business interests without the need to sell Company shares to raise additional capital.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our trustees and executive officers, and persons who own more than 10% of any registered class of our equity securities to file with the SEC initial reports of beneficial ownership of Public Storage’s equity securities on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. As a matter of practice, we typically assist our executive officers and trustees with these matters and file these reports on their behalf.

Except as described below in this paragraph, based solely on a review of reports we filed on behalf of our trustees and executive officers, and written representations from these individuals that no other reports were required, all reports on behalf of our trustees and executive officers were filed on a timely basis under Section 16(a). Mr. Uri Harkham acquired de minimis amounts of shares of Common Stock in a number of dividend reinvestment transactions between 2010 and 2014, which were brought up to date and reported in a Form 4 in March 2017.

Related Party Transaction Approval Policies and Procedures

With respect to transactions involving our trustees, the Corporate Governance Guidelines provide for review by the Nominating/Corporate Governance Committee of related party transactions that might present possible conflicts of interest. The Nominating/Corporate Governance Committee reviews related party transactions involving Board members pursuant to the Corporate Governance Guidelines. Before undertaking a related party transaction, trustees are requested to submit information to the Nominating/Corporate Governance Committee, who will advise the Company’s Chief Legal Officer. The Nominating/Corporate Governance Committee considers the matters submitted to it and makes a recommendation to the Board with respect to any action to be taken. The trustee with an actual, potential or apparent conflict of interest does not participate in the decision-making process related to the transaction.

Our executive officers who are not also trustees are subject to the Code of Conduct. Under the Code of Conduct, executive officers are required to disclose to our Chief Legal Officer any potential conflicts of interest, which include, among other interests,

Public Storage • 2017 Proxy Statement • 50

Proposal 2

financial relationships or associations where an executive’s personal interest may conflict with ours. In addition, the Audit Committee reviews on an ongoing basis related party transactions involving our executive officers and trustees and PS Business Parks that may require Board pre-approval under applicable law or may be required to be disclosed in our financial statements or proxy statement.

Relationships and Transactions with the Hughes Family

B. Wayne Hughes, our Chairman Emeritus and the Company’s Co-Founder, and Tamara Hughes Gustavson, a trustee on our Board, own and control 57 self-storage facilities in Canada. These facilities operate under the “Public Storage” trade name, which we license to the owners of these facilities on a royalty-free, non-exclusive basis. Our subsidiaries reinsure risks relating to loss of goods stored by customers in these facilities, and have received approximately $0.8 million for the year ended December 31, 2016. Our right to continue receiving these premiums may be qualified. We have a right of first refusal, subject to limitations, to acquire the stock or assets of the corporation engaged in the operation of these facilities if their owners agree to sell them.

Management Agreement with PS Business Parks

PS Business Parks manages certain of the commercial facilities that we own pursuant to management agreements for a management fee equal to 5% of revenues. Public Storage paid a total of $518,000 in management fees with respect to PS Business Parks’ property management services in 2016. At December 31, 2016, we had recorded amounts owed to PS Business Parks of approximately $295,000 for management fees and certain other operating expenses related to the managed facilities paid by PS Business Parks on our behalf. These amounts are the result of a time lag between PS Business Parks’ paying such expenditures and being reimbursed by us.

PS Business Parks owns certain commercial facilities that include self-storage space. We manage this self-storage space for PS Business Parks for a management fee equal to 6% of revenues generated by the self-storage space. We recorded management fees with respect to these facilities of approximately $86,000 for the year ended December 31, 2016.

Cost Sharing and Other Arrangements with PS Business Parks

Pursuant to a cost-sharing and administrative services agreement, PS Business Parks reimburses Public Storage for certain administrative services. PS Business Parks’ share of these costs totaled approximately $500,000 for the year ended December 31, 2016. In addition in 2016, PS Business Parks reimbursed Public Storage (i) approximately $93,000 in premiums for insurance coverage, (ii) approximately $458,000 in property taxes and (iii) approximately $21,000 for costs related to an audit of PS Business Parks’ 401(k) plan, each paid by Public Storage on PS Business Parks’ behalf. Finally, Public Storage reimbursed PS Business Parks approximately $38,000 for lease administration fees paid by PS Business Parks on Public Storage’s behalf.

Common Management/Board Members with PS Business Parks

Ronald L. Havner, Jr., Chairman and Chief Executive Officer of Public Storage, is also Chairman of the Board of Directors of PS Business Parks. Joseph D. Russell, Jr., President of Public Storage, is also a member of the Board of Directors of PS Business Parks. Gary E. Pruitt, a trustee of Public Storage, is a member of the Board of Directors of PS Business Parks.

The Board of Trustees recommends a vote FOR approval of our executive compensation as described in this proxy statement.

Public Storage • 2017 Proxy Statement • 51

Proposal 3:

Advisory vote on the frequency of future advisory votes to approve executive compensation

We are providing shareholders with an advisory vote on holding future advisory shareholder votes to approve executive compensation every one, two or three years

RECOMMENDATION:

Vote to Hold Future Advisory Votes to Approve Executive Compensation EVERY YEAR

Public Storage • 2017 Proxy Statement • 52

Proposal 3

Proposal 3 – Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation

As required under applicable regulations of the SEC, we are providing shareholders with an advisory vote on how often to hold the advisory shareholder vote to approve executive compensation. Under this proposal, shareholders may vote to hold the advisory vote to approve executive compensation every one, two or three years.

When we last submitted this proposal for consideration at the Company’s 2011 shareholders’ meeting, more than 65% of the votes cast supported the holding of executive compensation advisory votes on an annual basis. Even though that vote, as here, was advisory in nature and not binding on the Board, the Board considered the result of the vote in deciding to provide for advisory votes to approve executive compensation on a yearly basis.

The Board believes that the one-year frequency best achieves the intended objectives of the advisory vote to approve executive compensation. This gives shareholders the opportunity to provide feedback to the Compensation Committee on how its decisions in the just-completed fiscal year, as well as outlook and anticipated decisions in the current fiscal year, are reflective of and further the Compensation Committee’s overarching goals of (1) aligning executive compensation with company performance, (2) incentivizing our executive officers to create long-term shareholder value and (3) emphasizing future pay opportunity over current pay. Having this information on an annual basis gives the Compensation Committee the ability to proactively consider incremental adjustments in response to year-to-year changes in the level of shareholder support.

This vote is advisory and not binding on the Board. However, the Board and the Compensation Committee value all shareholder feedback and will consider the outcome of the vote in in deciding on the frequency of future advisory votes to approve executive compensation.

The Board recommends a vote FOR holding future advisory votes to approve executive compensation EVERY YEAR.

Public Storage • 2017 Proxy Statement • 53

Proposal 4:

Ratification of independent registered public accounting firm

The Audit Committee has appointed Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm to audit the Consolidated Financial Statements of Public Storage and its subsidiaries for the year ending December 31, 2017

RECOMMENDATION:

Vote FOR ratification of EY

Public Storage • 2017 Proxy Statement • 54

Proposal 4

Proposal 4 – Ratification of independent registered public accounting firm

Executive Summary

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed EY as the independent registered public accounting firm for Public Storage for the fiscal year ending December 31, 2017. The Audit Committee believes that the selection of EY is in the best interests of the Company and its shareholders and has recommended that the Board submit the appointment of EY to the Company’s shareholders for ratification.

Although we are not required to seek shareholder ratification of the appointment of EY as the independent registered public accounting firm, Public Storage is asking its shareholders to do so because it believes that shareholder ratification of the appointment is a matter of good corporate practice. Ratification of the appointment of EY requires approval by a majority of the votes cast at the meeting. For these purposes, abstentions and broker non-votes will not be counted. If the shareholders do not ratify the appointment of EY, the Audit Committee will reconsider whether or not to retain EY as the independent registered public accounting firm for Public Storage, but may determine to do so. Even if the appointment of EY is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of Public Storage and its shareholders.

Fees billed to the Company by EY for 2016 and 2015

The following table shows the fees billed or expected to be billed to Public Storage by EY for audit and other services provided for fiscal 2016 and 2015:

	2016	2015
Audit Fees	$1,109,000	$908,000
Audit-Related Fees	44,000	42,000
Tax Fees	137,000	255,000
All Other Fees	0	0
Total	1,290,000	1,205,000

Audit fees

Audit fees represent fees for professional services provided in connection with the audits of Public Storage’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in Public Storage’s quarterly reports on Form 10-Q and services in connection with the Company’s registration statements and securities offerings.

Audit-related fees

Audit-related fees represent professional services for auditing the Public Storage 401(k)/profit sharing plan financial statements.

Tax fees

In 2016 and 2015, tax fees included $123,000 and $53,000, respectively, for preparation of federal and state income tax returns for Public Storage and its consolidated entities and $14,000 and $202,000, respectively, for various tax consulting matters.

Audit Committee Pre-Approval Policies

The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by EY, our independent registered public accounting firm. The policy requires that all services provided by EY to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee.

In 2016 and 2015, our Audit Committee pre-approved all services performed for us by EY.

Public Storage • 2017 Proxy Statement • 55

Proposal 4

Audit Committee Report

The Audit Committee’s responsibilities include appointing the Company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm and assisting the Board in providing oversight to the Company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the Company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

In connection with its oversight responsibilities related to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, the Audit Committee met with management and EY, the Company’s independent registered public accounting firm, and reviewed and discussed with them the audited consolidated financial statements. The Audit Committee discussed with EY matters required to be discussed by the Public Company Accounting Oversight Board (the PCAOB) Auditing Standard No. 16, Communications with Audit Committees, as modified or supplemented. The Audit Committee also discussed with EY the overall scope and plans for the annual audit, the results of their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

EY also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the PCAOB, and the Audit Committee discussed with EY EY’s independence. In addition, the Audit Committee has considered whether EY’s provision of non-audit services to the Company and its affiliates is compatible with EY’s independence.

The Audit Committee met with representatives of management, the internal auditors, legal counsel and EY on a regular basis throughout the year to discuss the progress of management’s testing and evaluation of the Company’s system of internal control over financial reporting in response to the applicable requirements of the Sarbanes-Oxley Act of 2002 and related SEC regulations. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the Company’s internal controls over financial reporting. In addition, the Audit Committee received from EY its assessment of and opinion on the Company’s internal control over financial reporting as of December 31, 2016. The Audit Committee reviewed and discussed the results of management’s assessment and EY’s audit.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The Audit Committee also approved the appointment of EY as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017 and recommended that the Board submit this appointment to the Company’s shareholders for ratification at the 2017 Annual Meeting.

THE AUDIT COMMITTEE

Avedick B. Poladian (Chairman)

Gary E. Pruitt

Daniel C. Staton

The Board recommends a vote FOR ratification of EY.

Public Storage • 2017 Proxy Statement • 56

General information about the meeting

Purpose of proxy solicitation

We are providing these materials on behalf of the Board to ask for your vote and to solicit your proxies for use at our 2017 Annual Meeting, or any adjournments or postponements thereof.

We have made these materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail, because you were a shareholder as of March 1, 2017, the record date (the record date) fixed by the Board, and are therefore entitled to receive Notice of the Annual Meeting and to vote on matters presented at the meeting.

Important notice regarding delivery of security holder documents

We are pleased to take advantage of the SEC rules that allow us to furnish proxy materials to you on the Internet. These rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Our Annual Report to Shareholders (the Annual Report) includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 1, 2017, excluding exhibits. On or about March 17, 2017, we mailed you a Notice containing instructions on how to access this proxy statement and our Annual Report and vote over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how you may submit your proxy over the Internet. If you received the Notice by mail and would like a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

Availability of proxy statement and annual report

All shareholders receiving this proxy statement should have also received a paper copy or access to an electronic copy of the 2016 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2016. Shareholders may request a free copy of our 2016 Annual Report on Form 10-K, including financial statements and schedules, by sending a written request to: Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attn: Investor Services. Alternatively, shareholders can access the 2016 Annual Report on Form 10-K and other financial information on Public Storage’s “Investor Relations” section of its website at: www.publicstorage.com. Public Storage will also furnish any exhibit to the 2016 Annual Report on Form 10-K upon written request and payment of a copying charge of 20 cents per page.

Date, time and place of the annual meeting

The Annual Meeting will be held on Wednesday, April 26, 2017 at 2:00 p.m., Pacific Daylight Time, at the Hilton Los Angeles North/Glendale, 100 Glenoaks Boulevard, Glendale, California 91202.

Who can vote

If you are a holder of Common Stock at the close of business on the record date, you may vote the shares of Common Stock that you hold on that date at the Annual Meeting. For all matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote.

Quorum for the annual meeting

If a majority of the shares of Common Stock outstanding on the record date is present in person or represented by proxy at the Annual Meeting, we will have a quorum, permitting business to be conducted at the Annual Meeting. As of the record date of March 1, 2017, we had 173,507,161 shares of Common Stock outstanding and entitled to vote.

We will count abstentions and shares held by brokers or nominees who have not received

Public Storage • 2017 Proxy Statement • 57

instructions from the beneficial owner (broker non-votes) as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

How votes are counted

For the election of trustees, trustee nominees receiving an affirmative majority of votes cast (i.e., the number of shares cast “for” a trustee nominee must exceed the number of votes cast “against” that nominee) will be elected. Similarly, approval of each other proposal to be voted on at the annual meeting requires an affirmative majority of the votes cast (i.e., the number of shares cast “for” the proposal must exceed the number of votes cast “against” that proposal). We will not count shares that abstain from voting. For Proposal 3, because shareholders are being asked to consider several alternatives, it is possible that no one alternative will receive a majority of the votes cast.

Although the advisory votes to approve executive compensation and frequency of future advisory votes to approve executive compensation in Proposals 2 and 3 are non-binding, the Compensation Committee will consider and take into account the vote results in making future determinations to approve executive compensation and advisory vote frequency.

Trustee nominees who do not receive a majority of the votes cast

If a nominee who is currently serving as a trustee is not re-elected, Maryland law provides that the trustee would continue to serve on the Board as a “holdover” trustee.

Under our Corporate Governance Guidelines, each trustee nominee who does not receive the required majority vote for election must submit a resignation. The Nominating/Corporate Governance Committee would then make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board would act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date the election results were certified. If a trustee’s resignation is accepted by the Board, the Board may fill the resulting vacancy or decrease the size of the Board as provided in our bylaws.

How proxies will be voted

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

●	Your broker or nominee will not have the authority to exercise discretion to vote such shares with respect to Proposals 1, 2 and 3 because the NYSE rules treat these matters as non-routine.

●	Your broker or nominee will have the authority to exercise discretion to vote such shares with respect to Proposal 4 because that matter is treated as routine under the NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum but will otherwise have no effect on the outcome of the vote on Proposals 1, 2 and 3.

If you are a registered shareholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR (i) each of Proposals 1, 2, and 4, (ii) holding future advisory votes to approve executive compensation on an annual basis on Proposal 3 and (iii) in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

Public Storage • 2017 Proxy Statement • 58

How to cast a vote

You may vote by any one of the following means:

●	By Internet: Shareholders who received a Notice about the Internet availability of our proxy materials may submit proxies over the Internet by following the instructions on the Notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

●	By Telephone: If provided on your proxy card or voting instruction card and if you live in the United States or Canada, you may submit proxies by telephone by calling the telephone number indicated on the card and following the instructions. When voting, you will need to have available the control number that appears on the card.

●	By Mail: Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

●	In person, at the Annual Meeting: Shareholders who hold shares in their name as the shareholder of record may vote in person at the Annual Meeting. Shareholders who are beneficial owners but not shareholders of record may vote in person at the Annual Meeting only with a legal proxy obtained from their broker, trustee or nominee, as applicable.

Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

How to vote as a participant in the Public Storage 401(k)/profit sharing plan

If you hold your shares as a participant in the 401(k) Plan, your proxy will serve as a voting instruction for the trustee of the 401(k) Plan with respect to the amount of shares of Common Stock credited to your account as of the record date. If you provide voting instructions via your proxy card or voting instruction card with respect to your shares of Common Stock held in the 401(k) Plan, the trustee will vote those shares of Common Stock in the manner specified. The trustee will vote any shares of Common Stock for which it does not receive instructions in the same proportion as the shares of Common Stock for which voting instructions have been received by the trustee, unless the trustee is required by law to exercise its discretion in voting such shares.

To allow sufficient time for the trustee to vote your shares of Common Stock, the trustee must receive your voting instructions by 7:00 a.m., Pacific Daylight Time, on April 24, 2017.

Changing your vote

You can change your vote at any time before your proxy is voted at the Annual Meeting. To revoke your proxy, you must:

●	file an instrument of revocation with our Corporate Secretary at our principal executive offices, 701 Western Avenue, Glendale, California 91201-2349;

●	mail a new proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;

●	submit a later dated proxy over the Internet in accordance with the instructions set forth on the Internet voting website; or

●	if you are a shareholder of record, or you obtain a legal proxy from your broker, trustee or nominee, as applicable, attend the Annual Meeting and vote in person.

If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions

Public Storage • 2017 Proxy Statement • 59

indicated on the proxy card, voting instruction card or, if submitted over the Internet, as indicated on the submission.

Cost of this proxy solicitation

We bear all proxy solicitation costs. In addition to solicitations by mail, our Board, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, electronic transmission and personal interviews.

We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of Common Stock. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials. Alliance Advisors LLC has been retained as our proxy distribution agent, for which they will receive an estimated fee of $1,100 together with normal and customary expenses. We have also retained Okapi Partners, an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. We have agreed to pay Okapi Partners a fee of approximately $15,000, plus costs and expenses, for these services.

Contacting our transfer agent

Please contact Public Storage’s transfer agent, at the phone number or address listed below, with any questions concerning share certificates, dividend checks, transfer of ownership or other matters pertaining to your share account:

Computershare Trust Company, N.A.

P.O. Box 30170

College Station, TX 77842-3170

Phone: (781) 575-3120

Consideration of candidates for trustee

Shareholder Recommendations. The policy of the Nominating/Corporate Governance Committee is to consider properly submitted shareholder recommendations of candidates for membership on the Board. Under this policy, shareholder recommendations may only be submitted by shareholders who would be entitled to submit shareholder proposals under the SEC rules. In evaluating recommendations, the

Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria described above. Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the candidate’s name and qualifications for Board membership, including the information required under Regulation 14A under the Exchange Act, and should be addressed to: Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attention: Corporate Secretary.

Deadline to Propose or Nominate Individuals to Serve as Trustees. A shareholder may send a proposed trustee candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the Nominating/Corporate Governance Committee meeting prior to the annual meeting. To nominate an individual for election at the 2018 Annual Meeting, the shareholder must give timely notice to the Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by the Corporate Secretary between the close of business on November 17, 2017 and the close of business on December 17, 2017, unless the date of the 2018 proxy statement for the 2018 Annual Meeting (the 2018 Proxy Statement) is moved by more than 30 days before or after the anniversary of the date of this proxy statement, in which case the nomination must be received no earlier than the 120th day and no later than the 90th day prior to the mailing of the notice for such meeting or the tenth day following the date we announce publicly the date for our 2018 Proxy Statement.

Deadlines for receipt of shareholder proposals

Any proposal that a holder of our shares wishes to submit for inclusion in our 2018 Proxy Statement pursuant to SEC Rule 14a-8, including any notice by a shareholder of his, her or its intention to cumulate votes in the election of trustees at the 2018 Annual Meeting, must be received by Public Storage no later than November 17, 2017. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Under Rule

Public Storage • 2017 Proxy Statement • 60

14a-8, we are not required to include shareholder proposals in our proxy materials unless certain conditions specified in the rule are met.

In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2018 Annual Meeting, but does not seek to include in the 2018 Proxy Statement pursuant to Rule 14a-8, must be delivered to Public Storage no earlier than November 17, 2017 and no later than December 17, 2017 if the proposing holder of our shares wishes for Public Storage to describe the nature of the proposal in its 2018 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. As with shareholder nominations of trustee candidates discussed above, if the date of the 2018 Proxy Statement is moved by more than 30 days before or after the anniversary of the date of this proxy statement, the shareholder proposal must be received no earlier than the 120th day and no later than the 90th day prior to the mailing of the notice for the meeting or the tenth day following the date we announce publicly the date for the 2018 Proxy Statement. Any shareholder proposals or notices submitted to Public Storage in connection with the 2018 Annual Meeting should be addressed to: Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attention: Corporate Secretary.

Your vote is important

You are urged to vote the accompanying proxy/instruction card and sign, date and return it in the enclosed pre-addressed postage-prepaid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

Public Storage • 2017 Proxy Statement • 61

Appendix – Non-GAAP Measures

Appendix

Description of non-GAAP measures and reconciliation to GAAP measures

Public Storage • 2017 Proxy Statement • 62

Core FFO per Share and Free Cash Flow per Share

We present “Core FFO per share,” a non-GAAP measure that represents diluted earnings per share excluding the impact of (i) depreciation expense, (ii) gains on the sale of real estate facilities, (iii) foreign currency exchange gains and losses, (iv) EITF D-42 charges related to the redemption of preferred securities, (v) general and administrative expenses associated with the acquisition of self-storage facilities and (vi) certain other non-cash and/or nonrecurring income or expense items. We review Core FFO per share to evaluate our ongoing operating performance, and we believe it is used by investors and REIT analysts in a similar manner. However, Core FFO per share is not a substitute for net income per share. Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology or may not present such a measure, Core FFO per share may not be comparable among REITs.

We also present “Free Cash Flow per share,” another non-GAAP measure that represents Core FFO per share, deducting the impact of capital expenditures required to maintain our facilities, and eliminating the effect of certain non-cash expenses such as stock-based compensation. We believe Free Cash Flow per share is useful as a measure of our intrinsic business value and long-term management performance. However, it is not a substitute for net income per share.

The table below reconciles from diluted earnings per share to each of Core FFO per share and Free Cash Flow per share.

	2012	2013	2014	2015	2016

Diluted earnings per share	$3.90	$4.89	$5.25	$6.07	$6.81
Add back depreciation expense	2.50	2.66	2.96	2.89	2.90
Deduct gains on disposition of real estate investments	(0.09)	(0.02)	(0.23)	(0.17)	(0.01)
Eliminate foreign currency, EITF D-42, and other noncore items	0.37	(0.09)	0.11	0.11	0.09
Core FFO per share	6.68	7.44	8.09	8.90	9.79
Deduct capital expenditures and eliminate non-cash stock-based compensation and other expense	(0.32)	(0.31)	(0.43)	(0.34)	(0.40)
Free Cash Flow per share	$6.36	$7.13	$7.66	$8.56	$9.39

Return on Assets and Return on Equity

We present “Return on Assets” (“ROA”) and “Return on Equity” (“ROE”), which are non-GAAP measures. ROA represents the ratio of i) Net Operating Income (“NOI”, described below) to ii) the pre-depreciation cost of our real estate facilities. ROE represents the ratio of i) NOI, less preferred share dividends and interest expense, to ii) the pre-depreciation cost of our real estate facilities less total debt and total preferred equity. We believe that these measures are useful in evaluating our earnings relative to the associated accumulated investment, on a levered and unlevered basis, over time.

NOI is a non-GAAP financial measure that represents operating income on our income statement, excluding the impacts of depreciation and amortization expense and general and administrative expense. Depreciation and amortization expense is excluded because it is based upon historical real estate costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. General and administrative expense (“G&A”) is excluded because such expenses are not attributable to the operations of our real estate. We utilize NOI in determining our current property values, evaluating property performance, and in evaluating operating trends. We

Public Storage • 2017 Proxy Statement • 63

believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

The following table reconciles operating income on our income statement to NOI, and sets forth the calculations of Return on Assets and Return on Equity (amounts in thousands):

	2012	2013	2014	2015	2016

Operating income on our income statement	$860,763	$951,102	$1,055,399	$1,232,009	$1,374,496
Add back depreciation and G&A expenses	414,618	454,081	508,573	514,185	516,970
NOI	1,275,381	1,405,183	1,563,972	1,746,194	1,891,466
Less preferred dividends and interest expense	(225,024)	(210,756)	(239,417)	(245,707)	(242,424)
NOI less financing costs	$1,050,357	$1,194,427	$1,324,555	$1,500,487	$1,649,042

Amounts at end of period
Land	$2,863,464	$3,321,236	$3,476,883	$3,564,810	$3,781,479
Buildings	8,170,355	8,965,020	9,386,352	9,640,451	10,181,750
Undepreciated real estate cost	11,033,819	12,286,256	12,863,235	13,205,261	13,963,229
Debt	(468,828)	(839,053)	(64,364)	(319,016)	(390,749)
Preferred Equity	(2,837,500)	(3,562,500)	(4,325,000)	(4,055,000)	(4,367,500)
Undepreciated real estate cost less debt and preferred equity	$7,727,491	$7,884,703	$8,473,871	$8,831,245	$9,204,980

Return on Assets (NOI divided by undepreciated real estate cost at end of period)	11.6%	11.4%	12.2%	13.2%	13.5%

Return on Equity (NOI divided by undepreciated real estate cost less debt and preferred equity at end of period)	13.6%	15.1%	15.6%	17.0%	17.9%

EBITDA

Earnings before interest, taxes, depreciation and amortization or “EBITDA” is a non-GAAP measure that represents net income prior to the impact of depreciation and interest expense. We believe that EBITDA is frequently used by analysts and investors as a measure of valuation and to assess our performance over time.

The following table reconciles from net income to EBITDA (amounts in thousands):

	2012	2013	2014	2015	2016

Net income	$943,035	$1,057,531	$1,149,955	$1,317,689	$1,460,439
Depreciation expense	357,781	387,402	437,114	426,008	433,314
Depreciation from unconsolidated investments, less depreciation allocated to noncontrolling interests and restricted share unitholders	70,918	71,482	75,775	75,466	70,858
Interest expense	19,813	6,444	6,781	610	4,210
EBITDA	$1,391,547	$1,522,859	$1,669,625	$1,819,773	$1,968,821

Public Storage • 2017 Proxy Statement • 64

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE            SACKPACK             MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4

MMMMMMMMM ADD 5

ADD 6

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

MMMMMMMMMMMM

MMMMMMMMMMMMMMM C123456789

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies 11:59 p. m. submitted , Pacific Daylight by the Vote Internet Time, by Internet on or April telephone 25, 2017. must be received by

Go to www.envisionreports.com/psa

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Trustees recommends a vote FOR all the listed nominees, FOR Proposals 2 and 4 and FOR 1 year on

Proposal 3. +

1. Election of Trustees: For Against Abstain For Against Abstain For Against Abstain

01—Ronald L. Havner, Jr. 02 (-)Gustavson Tamara Hughes 03—Uri P. Harkham

04—Leslie S. Heisz 05—B. Wayne Hughes, Jr. 06—Avedick B. Poladian

07—Gary E. Pruitt 08—Ronald P. Spogli 09—Daniel C. Staton

2. Advisory vote to approve executive compensation. 3. Advisory vote on the frequency of future advisory votes to approve executive compensation.

4. Ratification of appointment of Ernst & Young LLP as the 5. Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote

Company’s independent registered public accounting firm for upon such other business as may properly come before the meeting.

the fiscal year ending December 31, 2017.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MMMMMM 1 P C F 3 1 8 0 3 8 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

02IOGD

PROXY/INSTRUCTION CARD (COMMON SHARES) — PUBLIC STORAGE

701 Western Avenue
Glendale, California 91201-2349

The undersigned, a record holder of Common Shares of beneficial interest ("Common Shares") of Public Storage and/or a participant in the PS 401(k)/Profit Sharing Plan (the "401(k) Plan"), hereby (i) appoints Ronald L. Havner, Jr. and Lily Y. Hughes, or each of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the Common Shares held of record by the undersigned on March 1, 2017, at the Annual Meeting of Shareholders to be held on April 26, 2017 (the "Annual Meeting") and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the "Trustee") to vote or execute proxies to vote, as instructed on the reverse side, all the Common Shares credited to the undersigned's account in the 401(k) Plan on March 1, 2017, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL THE COMMON SHARES TO WHICH THIS PROXY/INSTRUCTION CARD RELATES IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON SHARES FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE AND IN FAVOR OF PROPOSALS 2 AND 4 AND 1 YEAR FOR PROPOSAL 3. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE COMMON SHARES CREDITED TO THE UNDERSIGNED'S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON SHARES IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES.

401(k) Plan Participants — The undersigned, if a participant in the 401(k) Plan, hereby directs Wells Fargo Bank, N.A. as Trustee for the 401(k) Plan to vote all Common Shares allocated to my account as of March 1, 2017. I understand that I am to mail this confidential voting instruction card to Computershare, N.A. acting as tabulation agent, or vote by PHONE OR INTERNET, as described on the reverse side of this card, and that my instructions must be received by Computershare, N. A. no later than 7:00 a.m., Pacific Daylight Time, on April 24, 2017. If my instructions are not received by that time and date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PROXY/INSTRUCTION 701 Western Avenue CARD (COMMON SHARES) — PUBLIC STORAGE

Glendale, California 91201-2349

This Proxy/Instruction Card is Solicited on Behalf of the Board of Trustees

on (the The the “401(k) undersigned, reverse Plan”), side, a hereby record all the (i) holder Common appoints of Common Shares Ronald held L. Shares Havner, of record of beneficial Jr. by and the Lily undersigned interest Y. Hughes, (“Common on or March each Shares”) of 1, them, 2017, of with at Public the power Annual Storage of substitution, Meeting and/or a of participant Shareholders as Proxies, in to the to appear be PS held 401(k)/Profit and on vote, April as 26, Sharing designated 2017 Plan (the instructed “Annual adjournments Meeting”) on the thereof. reverse and In any their side, adjournments discretion, all the Common the thereof, Proxies Shares and/or and/or credited (ii) the authorizes Trustee to the are and undersigned’s authorized directs the to trustee account vote upon of in the such the 401(k) 401(k) other Plan business Plan (the on “Trustee”) March as may 1, properly 2017, to vote at come or the execute before Annual the proxies Meeting meeting. to and vote, any as

PROXIES THE DIRECTED PROXIES WILL BY AND/OR THE VOTE UNDERSIGNED. SUCH THE COMMON TRUSTEE IF SHARES NO WILL DIRECTION VOTE FOR THE ALL IS ELECTION THE GIVEN COMMON WITH OF ALL RESPECT SHARES NOMINEES TO TO WHICH COMMON LISTED THIS ON SHARES THE PROXY/INSTRUCTION REVERSE HELD SIDE OF RECORD AND CARD IN FAVOR BY RELATES THE OF UNDERSIGNED, PROPOSALS IN THE MANNER 2 AND THE 4 UNDER HAVE AND BEEN 1 THE YEAR RECEIVED, 401(k) FOR PLAN, PROPOSAL UNLESS THE TRUSTEE 3. REQUIRED IF NO WILL DIRECTION BY VOTE LAW SUCH TO IS GIVEN EXERCISE COMMON WITH DISCRETION SHARES RESPECT IN TO IN THE VOTING THE SAME COMMON SUCH PROPORTION SHARES. SHARES AS CREDITED SHARES TO FOR THE WHICH UNDERSIGNED’S VOTING INSTRUCTIONS ACCOUNT

401(k) allocated by PHONE Plan to OR Participants my account INTERNET, as The of as March undersigned, described 1, 2017. on if the Ia understand participant reverse side in that the of Ithis am 401(k) card, to mail Plan, and this hereby that confidential my directs instructions voting Wells Fargo must instruction be Bank, received card N.A. to as by Computershare, Trustee Computershare, for the 401(k) N. A. N. acting A. Plan no later as to vote tabulation than all 7:00 Common agent, a.m., Shares or Pacific vote Daylight dated, the Time, shares on April in my 24, account 2017. will If my be instructions voted in accordance are not received with the by terms that of time the and 401(k) date, Plan or ifdocument. the voting instructions are invalid because this form is not properly signed and The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 17, 2017.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY/INSTRUCTION CARD IN THE ENCLOSED ENVELOPE TO PROXY SERVICES C/O COMPUTERSHARE INVESTOR SERVICES, P.O. BOX 30202, COLLEGE STATION, TX, 77842-9909.